                  AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS




                                 by and between



                                   AT&T Corp.

                                   as Seller



                                       and




                        Loral Space & Communications Ltd.

                                    as Buyer




                         dated as of September 25, 1996






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                               TABLE OF CONTENTS




                                                                         Page


1. DEFINITIONS.............................................................1

         1.1.  DEFINED TERMS...............................................1
         1.2.  OTHER DEFINITIONS AND INTERPRETIVE MATTERS.................10

2. PURCHASE AND SALE OF ASSETS............................................11

         2.1.  PURCHASED ASSETS...........................................11
         2.2.  EXCLUDED ASSETS............................................14
         2.3.  CLOSING DATE...............................................15
         2.4.  PURCHASE PRICE.............................................15
         2.5.  POST-CLOSING ADJUSTMENT TO PURCHASE PRICE..................15
         2.6.  ASSUMED LIABILITIES........................................17
         2.7.  EXCLUDED LIABILITIES.......................................18
         2.8.  CONSENT OF THIRD PARTIES; FURTHER ASSURANCES...............19
         2.9.  APPORTIONMENT AT CLOSING DATE; CUSTOMER BILLING............20
         2.10.  BULK SALES LAW............................................20
         2.11.  TRANSFER TAXES............................................21
         2.12.  PERTINENT RETAINED INFORMATION............................21
         2.13.  TRANSFER OF TITLE.........................................21
         2.14.  LICENSED PATENTS..........................................21
         2.15.  LICENSED SOFTWARE.........................................22

3. REPRESENTATIONS AND WARRANTIES OF SELLER...............................23

         3.1.  ORGANIZATION AND AUTHORITY.................................23
         3.2.  AUTHORIZATION; BINDING OBLIGATION..........................23
         3.3.  NO VIOLATIONS..............................................23
         3.4.  FINANCIAL STATEMENTS.......................................24
         3.5.  ABSENCE OF UNDISCLOSED LIABILITIES.........................24
         3.6.  ABSENCE OF CHANGES.........................................25
         3.7.  TITLE TO ASSETS............................................26
         3.8.  GOVERNMENTAL PERMITS.......................................27
         3.9.  COMPLIANCE WITH LAWS AND LITIGATION........................27
         3.10.  BUSINESS EMPLOYEES........................................28
         3.11.  BENEFIT PLANS.............................................29
         3.12.  CONTRACTS.................................................29
         3.13.  ENVIRONMENTAL MATTERS.....................................30
         3.14.  BROKERS...................................................30
         3.15.  PROPRIETARY INFORMATION...................................30
         3.16.  REAL ESTATE...............................................31
         3.17.  INSURANCE.................................................32
         3.18.   TAX-EXEMPT USE PROPERTY..................................33
         3.19.  SUFFICIENCY OF ASSETS.....................................33
         3.20.  ACCURACY OF INFORMATION...................................33



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4.  REPRESENTATIONS AND WARRANTIES OF BUYER...............................33

         4.1.  ORGANIZATION AND AUTHORITY.................................33
         4.2.  AUTHORIZATION; BINDING OBLIGATIONS.........................34
         4.3.  NO VIOLATIONS..............................................34
         4.4.  BROKERS35

5.  CERTAIN COVENANTS.....................................................35

         5.1.  INFORMATION................................................35
         5.2.  CONDUCT OF BUSINESS........................................36
         5.3.  TAX REPORTING AND ALLOCATION OF CONSIDERATION..............38
         5.4.  BUSINESS EMPLOYEES; COLLECTIVE BARGAINING AGREEMENTS.......39
         5.5.  OPERATING AGREEMENTS.......................................45
         5.6.  ANTITRUST AND COMMUNICATIONS ACT COMPLIANCE................45
         5.7.  NONCOMPETITION; NO SOLICITATION OR HIRE....................46
         5.8.  AT&T NAME..................................................48
         5.9.  ADDITIONAL INSURANCE.......................................48
         5.10.  EFFORTS TO SATISFY CERTAIN CLOSING CONDITIONS.............48
         5.11.  FINANCIAL STATEMENTS......................................48
         5.12.  TRANSITIONAL SERVICES; NONASSIGNABLE LICENSES.............49
         5.13.  PREFERRED SUPPLIER RELATIONSHIP...........................50
         5.14.  PROPRIETARY INFORMATION...................................50

6.  CONFIDENTIAL NATURE OF INFORMATION....................................51


7.  CLOSING...............................................................51

         7.1.  DOCUMENTS TO BE DELIVERED BY SELLER........................51
         7.2.  DOCUMENTS TO BE DELIVERED BY BUYER.........................52
         7.3.  CONTEMPORANEOUS EFFECTIVENESS..............................53

8.  CONDITIONS PRECEDENT TO CLOSING.......................................53

         8.1.  GENERAL CONDITIONS.........................................53
         8.2.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS................54
         8.3.  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS...............56

9.  STATUS OF AGREEMENT...................................................56

         9.1.  EFFECT OF BREACH...........................................56
         9.2.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.................56
         9.3.  GENERAL AGREEMENT TO INDEMNIFY.............................57
         9.4.  GENERAL PROCEDURES FOR INDEMNIFICATION.....................58
         9.5.  PROCEDURES FOR INTELLECTUAL PROPERTY INDEMNIFICATION.......59
         9.6.  ENVIRONMENTAL MATTERS......................................61
         9.7.  ARBITRATION; CHOICE OF LAW.................................66

10.  MISCELLANEOUS PROVISIONS.............................................68

         10.1.  NOTICES...................................................68


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         10.2.  EXPENSES..................................................69
         10.3.  ENTIRE AGREEMENT; MODIFICATION............................69
         10.4.  ASSIGNMENT; BINDING EFFECT; SEVERABILITY..................70
         10.5.  GOVERNING LAW.............................................70
         10.6.  EXECUTION IN COUNTERPARTS.................................70
         10.7.  PUBLIC ANNOUNCEMENT.......................................70
         10.8.  NO THIRD-PARTY BENEFICIARIES..............................70

11.  TERMINATION AND WAIVER...............................................71

         11.1.  TERMINATION...............................................71
         11.2.  EFFECT OF TERMINATION.....................................71
         11.3.  WAIVER OF AGREEMENT.......................................72
         11.4.  AMENDMENT OF AGREEMENT....................................73


Schedules

Schedule 1.1A                       Satellite Control Facilities
Schedule 1.1A-1                     Permitted Encumbrances
Schedule 1.1A-2                     Permitted Realty Encumbrances
Schedule 1.1B                       Principal Equipment
Schedule 2.1(d)                     Inventory
Schedule 2.1(e)                     Material Contracts
Schedule 2.1(f)                     IP Licenses
Schedule 2.1(n)                     Process Management Software System
Schedule 2.2(e)                     Excluded Contracts
Schedule 2.4(b)                     Purchase Price Increases
Schedule 2.5(a)                     Opening Net Asset Statement
Schedule 3.3                        Certain Violations
Schedule 3.6                        Certain Changes
Schedule 3.7                        Title to Assets
Schedule 3.8                        Governmental Permits
Schedule 3.10                       Business Employees
Schedule 3.11                       Benefit Plans
Schedule 3.13                       Environmental Permits
Schedule 3.15                       Proprietary Information
Schedule 3.17                       Insurance
Schedule 4.3                        Buyer's Consents
Schedule 5.4(f)(ii)                 Certain Payments
Schedule 5.5                        Certain Operating Agreement Terms
Schedule 5.7(c)                     Certain Employees

Exhibits

Exhibit A                     [Intentionally Omitted]
Exhibit B-1                   Network and Computing Services
                                    Transponder Capacity Agreement
Exhibit B-2                   Tridom Technical Support Agreement
Exhibit B-3                   Tridom Capacity Agreement
Exhibit C                     Form of Assignment and Assumption Agreement
Exhibit D                     [Intentionally Omitted]
Exhibit E                     Form of Bill of Sale
Exhibit F                     Form of California Grant Deed


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Exhibit G                     Form of Pennsylvania Special Warranty Deed

                 AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS


         THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (this "Agreement") is made as of September 25, 1996 by and between AT&T Corp., a New York corporation ("Seller" or "AT&T"), and Loral Space & Communications Ltd., a Bermuda company ("Buyer").

         WHEREAS, Seller is, among other things, engaged through its Skynet Satellite Services division in the provision of Satellite Services (as hereinafter defined); and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets and operations relating to the provision of Satellite Services as more fully described herein, upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.       Definitions

         1.1.  Defined Terms

         For the purposes of this Agreement, the following words and phrases shall have the following meanings:

         "Acquired Employees" has the meaning set forth in Section 5.4.

         "Adjusted Resale Amount" means the excess, if any, of (i) the fair market value of the aggregate consideration paid or payable to Seller by a Third Party in respect of a sale of the Business following a termination of this Agreement over (ii) the net assets of the Business as of the closing date of such sale (determined as contemplated in Section 2.5).

         "Adjustment Amount" has the meaning set forth in Section 2.5.

         "Affiliate" of a Person means any Person controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

         "Allocation" has the meaning set forth in Section 5.3.

         "Alternative" has the meaning set forth in Section 9.6.3.

         "Arthur Andersen" means Arthur Andersen L.L.P.



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         "Asset Acquisition Statement" has the meaning set forth in Section 5.3.

         "Assumed Liabilities" means the liabilities and obligations of Seller assumed by Buyer pursuant to the Assignment and Assumption Agreement and Section 2.6.

         "Assignment and Assumption Agreement" has the meaning set forth in
Section 2.6.

         "Benefit Plan" means, in respect of any present or former Business Employee, each "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), and each profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, postretirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, worker's compensation, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, qualified or nonqualified, funded or unfunded, maintained or contributed to by Seller.

         "Best Efforts" means that the obligated party is required to make a diligent and good faith effort to accomplish the applicable objective using all resources reasonably available to it. Such obligation, however, does not require a substantial expenditure of funds or the incurrence of a substantial liability on the part of the obligated party, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is no indication that the obligated party did not in fact utilize its Best Efforts in attempting to accomplish the objective.

         "Business" means the assets and business, including all associated goodwill, of Seller's C Band and Ku Band satellite operations, as conducted by Skynet Satellite Services.

         "Business Day" means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of New York or any other day on which the principal offices of either Seller or Buyer are closed or become closed prior to 2:00 p.m. local time whether in accordance with established company policy or as a result of unanticipated events, including adverse weather conditions.

         "Business Employees" means the employees of Seller employed in connection with the Business (excluding temporary, leased and contract personnel), each of whom has been identified pursuant to Section 3.10.

         "Business Financial Statements" has the meaning set forth in Section
3.4.

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         "Business Information" means any and all information that constitutes
Seller Proprietary Information, including, without limitation, trade secrets, works of authorship, software, copyrightable subject matter, copyrights and registrations, mask works, know-how and show-how, specifications, technical manuals and data, libraries, blueprints, drawings, proprietary processes, product information and development work-in-process, but does not include any Patent, Mark or IP License.

         "Business Records" has the meaning set forth in Section 2.1(h).

         "Buyer's Appraisal" has the meaning set forth in Section 5.3.

         "Buyer Pension Plan" has the meaning set forth in Section 5.4.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

         "Closing" means the closing of the transactions described in Article 7.

         "Closing Accountants' Report" has the meaning set forth in Section 5.4.

         "Closing Date" means the date of the Closing as determined pursuant to Section 2.3.

         "Closing Net Asset Statement" has the meaning set forth in Section
2.5.

         "Closing Net Asset Statement Report" has the meaning set forth in
Section 2.5.

         "Code" means the Internal Revenue Code of 1986, as amended and as now or hereafter construed, interpreted and applied by regulations, cases and officially published rulings.

         "Commission" or "FCC" means the United States Federal Communications Commission.

         "Communications Act" means the United States Communications Act of 1934, as amended to date.

         "Contracts" has the meaning set forth in Section 2.1(e).

         "Coopers & Lybrand" means Coopers & Lybrand L.L.P.



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         "Counsel for Buyer" means (i) with respect to matters of Bermuda law,
Appleby, Spurling & Kempe and (ii) with respect to all other matters, Eric J. Zahler, Esq. or Avi Katz, Esq.

         "Counsel for Seller" means Walter DeSocio, Esq.

         "Encumbrance" means any security interest, mortgage, deed of trust, lien, judgment, hypothecation, pledge, Tax lien, sewer rent, assessment, mechanic's or materialman's lien, assignment, easement, servitude, right-of-way, restriction, tenancy, encroachment or burden or any other right or claim of others affecting the Purchased Assets and any restrictive covenant or other agreement, restriction or limitation on the use of the Purchased Assets.

         "Environmental Conditions" means the presence of any Hazardous Materials or Wastes on, in or under the Satellite Control Facilities or any other real estate, if any, transferred or leased pursuant to this Agreement.

         "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. (beta)(beta) 9601 et seq.; the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. (beta)(beta) 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. (beta)(beta) 1251 et seq.; the Clean Air Act, 42 U.S.C. (beta)(beta) 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. (beta)(beta) 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C., (beta)(beta) 2601-2629; the Safe Drinking Water Act, 42 U.S.C. (beta)(beta) 300f-300j; and the California Safe Drinking Water and Toxic Enforcement Act of 1986 (California Proposition 65, Cal. Health and Safety Code (beta) 2500 et seq.), as amended from time to time; and any state and local laws and ordinances that regulate in any way Hazardous Materials or Wastes and the regulations implementing such statutes.

         "Environmental Matters" means (i) the actual or threatened discharge, spill, disposal, emission or other release of any Hazardous Materials or Wastes or other pollutant or contaminant into the environment; (ii) the location of fill, structures or other aspects of the Satellite Control Facilities in environmentally sensitive areas; (iii) the generation, storage, location, disposal or arranging for disposal of Hazardous Materials or Wastes; or (iv) the violation or suspected violation of any applicable Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" means the properties and assets used in connection with the Business excluded from the Purchased Assets by Section 2.2.

         "Excluded Employee Obligations" has the meaning set forth in Section 2.7(b).

         "Excluded Liabilities" means the liabilities and obligations that are not assumed by Buyer as provided in Section 2.7.

         "FCC Licenses" means the licenses and authorizations issued by the Commission for the provision of Satellite Services.

         "GAAP" means U.S. generally accepted accounting principles, consistently applied.

         "Governmental Body" means any U.S. or foreign court, government (federal, state or local), department, commission, board, agency, bureau, official or other regulatory, administrative or governmental authority.

         "Governmental Permits" has the meaning set forth in Section 3.8.

         "Hazardous Materials or Wastes" means any toxic or hazardous substance, material or waste which is or becomes subject to or regulated by any local governmental authority or the United States Government, and includes, but is not limited to, any hazardous substance pursuant to (beta) 311 of the Federal Water Pollution Control Act (33 U.S.C. (beta) 1321), any hazardous waste pursuant to (beta) 1004 of the Federal Resource Conservation and Control Act, 42 U.S.C. (beta) 6901, et seq., any hazardous substance pursuant to (beta) 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (beta) 9601 et seq., any regulated substance pursuant to Subchapter IX, Solid Waste Disposal Act, 42 U.S.C.
(beta) 6991, any regulated substance under the Toxic Substances Control Act,
15. U.S.C. (beta) 2601 et seq., any petroleum product or waste, or any derivative therefrom, or any other substance which requires remediation under any applicable law or regulation.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party" has the meaning set forth in Section 9.3.

         "Indemnifying Party" has the meaning set forth in Section 9.4.

         "Independent Accounting Firm" has the meaning set forth in Section
2.5.

         "Infringement Claim" has the meaning set forth in Section 9.5.

         "Intellectual Property Licenses" and "IP Licenses" each means all licenses, agreements and other arrangements, other than the Nonassignable IP Licenses, under which Seller has the right to use any Third Party Proprietary Information.

         "Interim Period" has the meaning set forth in Section 7.

         "Inventory" has the meaning set forth in Section 2.1(d).

         "IRS" means the U.S. Internal Revenue Service.

         "Joint Patents" means the patents and patent applications jointly owned by Seller and a Third Party that are identified as the "Joint Patents" in Schedule 3.15.

         "Key Employee" means any Business Employee earning a base salary in excess of $70,000 per annum.

         "Losses" has the meaning set forth in Section 9.3(a).

         "Management" has the meaning set forth in Section 9.6.

         "Marks" means trademarks, service marks, trade names, emblems, logos, insignia, the registrations therefor and the goodwill of the Business associated therewith, that constitute Seller Proprietary Information, but shall exclude the marks AT&T, AT&T's associated logo design or any compound mark that incorporates the mark AT&T or AT&T's associated logo design.

         "Material Adverse Effect" means any change or effect (or series of related changes or effects) that has had, or is reasonably likely to result in, a material adverse change in or effect on the condition (financial or otherwise) of the Business taken as a whole or on the use of the Purchased Assets taken as a whole; provided, however, that (i) events, circumstances or conditions resulting from changes, developments or circumstances in worldwide, national or local conditions (political, economic, regulatory or otherwise) that adversely affect a broad group of industries generally, in each case where such events, circumstances or conditions do not adversely affect the Purchased Assets or the Business disproportionately; (ii) the effects of competition or changes in prices of products or services; (iii) any failure triggering price reduction pursuant to Section 2.4(c); and (iv) any launch failure affecting Telstar 5 shall not constitute a Material Adverse Effect.

         "Material Contracts" has the meaning set forth in Section 3.12.

         "Message Toll Service" means ordinary switched long-distance service, charged on a usage-sensitive basis.

         "Net Assets" has the meaning set forth in Section 2.5.

         "Nonassignable Assets" has the meaning set forth in Section 2.8.

         "Nonassignable IP Licenses" means licenses of Third Party Proprietary Information to which Seller or an Affiliate of Seller is the licensee and that are not assignable, by the terms of the existing license, to Buyer.

         "Noncompetition Undertakings" has the meaning set forth in Section
5.7.

         "Opening Net Asset Statement" means a special purpose statement of net assets available for sale of Skynet Satellite Services, dated as of December 31, 1995 and annexed hereto as Schedule 2.5(a).

         "Operating Agreements" means the agreements specified in Section 5.5 as being attached hereto as Exhibits, together with the modifications thereto called for by Section 5.5 to be entered into between Buyer and Seller and/or its Affiliates at or prior to Closing.

         "Patents" means (1) patents and patent applications, worldwide, that claim, and (2) patentable subject matter concerning, inventions constituting Seller Proprietary Information, including the Joint Patents.

         "Permitted Encumbrances" means (i) the Encumbrances set forth on
Schedule 1.1A-1 and (ii) minor imperfections in title and minor encroachments, if any, that, individually or in the aggregate, do not materially interfere with the conduct of the Business or with the use of the individual Purchased Assets and do not materially affect the value of the individual Purchased Assets; provided that the Permitted Encumbrances shall not include the Permitted Realty Encumbrances.

         "Permitted Realty Encumbrances" means (i) the Encumbrances specified on Schedule 1.1A-2, (ii) such state of facts as accurate surveys of the Satellite Control Facilities would show; provided, that same do not interfere in any material respect with the continued use of the affected Satellite Control Facility in connection with the conduct of the Business, (iii) minor imperfections of title and minor encroachments, if any, not material in amount or scope that individually or in the aggregate, do not materially interfere with the continued use of the affected Satellite Control Facility in connection with the conduct of the Business or in any respect detract from insurability of title to the affected Satellite Control Facility, and (iv) liens for real estate taxes for 1996 that are not yet due and payable.

         "Person" means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

         "Personal Property" has the meaning set forth in Section 2.1(c).

         "Pertinent Retained Information" has the meaning set forth in Section 2.2(b).

         "Principal Equipment" means the following: (i) the Satellites; (ii) all tracking, telemetry and command equipment located at the Satellite Control Facilities; (iii) all testing, monitoring and demonstration equipment (to the extent used primarily in connection with the Business) located at the headquarters of the Business in Bedminster, NJ or research and development facilities in Holmdel, NJ; and (iv) all items identified on Schedule 1.1B hereto.

         "Process Management System Software" has the meaning set forth in
Section 2.1(n).

         "Projections" has the meaning set forth in Section 5.13.

         "Proprietary Information" means information, in any form whatsoever, tangible or intangible, either (1) owned by Seller ("Seller Proprietary Information") or (2) owned by a Third Party and under which Seller enjoys a license ("Third Party Proprietary Information"), which information is used or held for use in connection with the Business.

         "Purchased Assets" has the meaning set forth in Section 2.1.

         "Purchase Price" means the payment to be made by Buyer in consideration for the Purchased Assets as provided in Section 2.4.

         "Reference Amount" means $487,000,000.

         "Release" means any actual or threatened releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape.

         "Remedial Action" means actions required by Environmental Law to: (i) clean up, remove, treat or in any other way address Hazardous Materials or Wastes; and (ii) prevent the Release, or minimize the further Release, of Hazardous Materials or Wastes.

         "Resale Loss Amount" means the amount, if any, by which $225,500,000 exceeds the Adjusted Resale Amount.

         "Resale Profit Amount" means the amount, if any, by which the Adjusted Resale Amount exceeds $225,500,000.

         "Satellites" means the Telstar 302, Telstar 303, Telstar 401 and Telstar 402R satellites and, to the extent Seller has a contractual interest in all or any components thereof, the Telstar 5 and Telstar 6 satellites.

         "Satellite Control Facilities" means the real property and all buildings, fixtures, structures and other improvements of any kind or nature situated thereon, together with all easements, appurtenances, leases, tenancies, options, rights-of-way and any other real property rights relating thereto, owned by Seller and located at Hawley, Pennsylvania and Three Peaks, California, each of the foregoing facilities as more fully described in
Schedule 1.1A.

         "Satellite Services" means providing communications services using a satellite or satellites, the operation of the Satellites' and other satellites' transponders, the tracking, telemetry and command of the Satellites, the coordination of radio signals to and from the Satellites and other satellites and providing the tracking, telemetry and command services to Third Parties.

         "SEC" means the Securities and Exchange Commission.

         "Seller Actuary" has the meaning set forth in Section 5.4.

         "Seller Defined Contribution Plans" has the meaning set forth in
Section 5.4.

         "Seller Pension Plans" has the meaning set forth in Section 5.4.

         "Seller Retiree Welfare Plans" has the meaning set forth in Section
5.4.

         "Taxes" shall mean any federal, state, local or foreign taxes, including income, franchise, gross receipts, gross income, alternative or add-on minimum, sales, use, ad valorem, tangible, intangible, transfer, profits, license, capital stock, social security, workers' compensation, unemployment compensation, utility, production, withholding, payroll, employment, excise, severance, stamp, occupation, premium, environmental, windfall profit, real or personal property taxes, customs duties and other taxes, governmental fees or like charges of any kind whatsoever, together with any interest, penalties and additions to tax thereon.

         "Tax Returns" shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns filed or required to be filed as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

         "Termination Date" has the meaning set forth in Section 11.1.

         "Third Party" means any Person not an Affiliate of the other referenced Person or Persons.

         "Third-Party Claim" has the meaning set forth in Section 9.4(b).

         "Three Peaks Agreement" has the meaning set forth in Section 8.2(c).

         "Title Commitment" means the preliminary title commitment or report heretofore received by Buyer from the Title Insurance Company.

         "Title Insurance Company" means Commonwealth Land Title Insurance Company or Chicago Title Insurance Company, as applicable.

         "Title Policies " has the meaning set forth in Section 7.1(e).

         "Transfer Taxes" has the meaning set forth in Section 2.11.

         1.2.  Other Definitions and Interpretive Matters

         Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

         Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

         Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

         Consent of Seller or Buyer. Any requirement herein to the effect that the consent or approval of either Seller or Buyer is required as a condition precedent to an act or the exercise of a right by the other that is qualified by a statement that such consent or approval shall not be unreasonably withheld shall be deemed to include a further qualification that such consent shall not be unreasonably delayed.

         Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

         Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

         Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

         Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

         Materiality. Any reference to "material" used in relation to the Business or without express reference to Seller or Buyer, irrespective of the context, shall mean material in relation to the Business taken as a whole; any reference to "material" expressly in relation to Seller, irrespective of the context, shall mean material in relation to the business operations of Seller, taken as a whole, any reference to "material" expressly in relation to Buyer, irrespective of the context, shall similarly mean material in relation to the business operations of Buyer, taken as a whole; and any reference to "material" in Section 5.2(g) shall mean material in relation to the individual Business Employee whose benefits are being affected.

         Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

2.       Purchase and Sale of Assets

         2.1.  Purchased Assets

         Upon the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in, to and under the Purchased Assets as the same shall exist on the Closing Date. For purposes of this Agreement, "Purchased Assets" shall mean all the assets, properties and rights set forth or described in Sections 2.1(a) through 2.1(q), inclusive (except in each case for the Excluded Assets), whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements:

                  (a) the Satellite Control Facilities and all Personal Property located at the Satellite Control Facilities;

                  (b)  the Principal Equipment;

                  (c) all fixtures, machinery, equipment, test equipment, computers, furniture and office equipment (the "Personal Property") wherever located, used or held for use primarily in the conduct of the Business, including, without limitation, desks, tables, chairs, file cabinets and other storage devices, communicating equipment, personal computers and servers and related network equipment, software and peripherals, and office supplies, but excluding any tangible Personal Property (other than Proprietary Information included on or within such tangible Personal Property) used exclusively by a Business Employee listed on Schedule 5.7(c) who does not become an Acquired Employee;

                  (d) all inventory, wherever located, including raw materials, work in progress, recycled materials, finished products, inventoriable supplies, and noncapital spare parts used or held for use primarily in the conduct of the Business, a summary of which and the locations of which are set forth on
Schedule 2.1(d) (the "Inventory") and any rights of Seller to the warranties received from suppliers, to the extent assignable, and any related claims, credits, rights of recovery and setoff with respect to such Inventory;

                  (e) all of Seller's rights under Third-Party contracts, agreements, leases, purchase orders, sales orders and instruments that will be in effect on the Closing Date to which Seller or any of its Affiliates is a party, including the Material Contracts identified on Schedule 2.1(e), (i) for the lease of machinery and equipment, motor vehicles, or furniture and office equipment primarily used or held for use in the conduct of the Business, (ii) for the provision of goods or services used or held for use primarily in the conduct of the Business, (iii) for the sale of goods or performance of services by the Business, (iv) for the provision of Satellite Services, (v) for the lease or sublease of satellites or transponders in connection with the Business, and
(vi) any such contracts, agreements, instruments and leases referred to in clauses (i)-(v), inclusive, entered into between the date hereof and the

Closing Date by Seller other than this Agreement (collectively, the "Contracts");

                  (f)  the IP Licenses;

                  (g) except as set forth on Schedule 2.2(g), all customer lists, electronic databases, computer software, manuals of operation or business procedures, and other similar information to the extent the same is used or needed for use in the operation of the Business;

                  (h) all written records of Seller, including records maintained in machine-readable format including magnetic or optical storage media, used or needed for use in the conduct of the Business, but in all cases excluding Pertinent Retained Information other than as provided in Section 2.12 (the materials described in subsections (g) and (h) of this Section 2.1 hereinafter being referred to herein as "Business Records");

                  (i)  the Marks;

                  (j) all the accounts, notes and finance receivables generated by the Business and existing as of the close of business on the Closing Date to the extent related to periods following the Closing, including all funds, refunds, receivables, credits, offsets, or reimbursements, claims, debts, obligations and such other rights, together with all accrued interest thereon existing as of the close of business on the Closing Date;

                  (k)  to the extent assignable, all Governmental Permits;

                  (l) all other assets (other than Excluded Assets) either included in the Business Financial Statements or which would have been included therein had their book values not been written down to zero, except to the extent such assets have been disposed of on or after such date in the ordinary course of business;

                  (m) any cash, bank deposits, marketable securities or similar cash or cash equivalent items held by Seller with respect to the Business (whether received before or after the Closing Date) belonging to, or held on behalf of, customers of the Business;

                  (n) the Business Information, other than the Process Management System software identified on Schedule 2.1(n) (the "Process Management System Software");

                  (o) any Patent that is not used or held for use in connection with any of the businesses of Seller (other than the Business), but excluding the Joint Patents;

                  (p)  all current assets not otherwise referred to in clauses
(a)-(m) above of the Business related to periods following the Closing Date;
and

                  (q) any other assets used or held for use primarily in the Business.

         The term "Purchased Assets" when used in this Article 2 with respect to any date prior to the Closing Date shall be deemed to refer to the properties and assets of Seller generally described as "Purchased Assets" as the same shall exist at the Closing Date.

         2.2.  Excluded Assets

         Notwithstanding the provisions of Section 2.1, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and Seller is not selling, transferring, assigning, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller, the following (the properties and assets expressly excluded by this Section 2.2 or otherwise excluded by the terms of Section 2.1 from the Purchased Assets being referred to herein as the "Excluded Assets"):

                  (a) any of Seller's cash, bank deposits, marketable securities or similar cash items existing as of the close of business on the Closing Date except such items included in Section 2.1(m);

                  (b) subject to Seller's compliance with Section 2.12, (i) any other books and records that Seller is required by law to retain, and (ii) any books and records relating to Seller's treatment, storage, transportation, disposal, recycling and handling of Hazardous Materials or Wastes (the materials specified in this Section 2.2(b) being referred to as the "Pertinent Retained Information");

                  (c) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery relating to Taxes applicable to periods prior to the Closing Date, other than Taxes that constitute Assumed Liabilities;

                  (d) all "AT&T" marked sales and marketing or packaging materials, samples, prototypes, other similar AT&T-identified sales and marketing or packaging materials and any marketing studies, except as otherwise provided in Section 5.8;

                  (e) the contracts, agreements, leases and instruments referred to on Schedule 2.2(e);

                  (f)  all assets attributable or relating to any Benefit
Plan; and

                  (g) all tangible Personal Property (other than Proprietary Information included on or within such tangible Personal Property) used exclusively by a Business Employee listed on Schedule 5.7(c) who does not become an Acquired Employee.

         2.3.  Closing Date

         The Closing shall take place at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022 at 10:00 a.m. within three Business Days after all the conditions specified in
Section 8.1 have been satisfied and all the conditions specified in Sections 8.2 and 8.3 have been satisfied or waived, or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being referred to herein as the "Closing Date").

         2.4.  Purchase Price

                  (a) In consideration of the sale, transfer, assignment, conveyance and delivery by Seller of the Purchased Assets to Buyer, Buyer shall pay to Seller at the Closing Seven Hundred Twelve Million Five Hundred Thousand Dollars ($712,500,000), subject to adjustment as hereinafter provided (the "Purchase Price"). The Purchase Price will be payable in cash by wire transfer of immediately available funds to the account of Seller designated by Seller's written instructions.

                  (b) If, and to the extent that, the Closing occurs after January 31, 1997, the Purchase Price shall increase, on a weekly basis, at a rate equal to Five Million Dollars ($5,000,000) per month, as set forth on
Schedule 2.4(b).

                  (c) If the Telstar 401 satellite experiences any failure of arc-jet No. 3 and/or No. 4 prior to the Closing other than any failure whose cause has been identified and corrected prior to the Closing, the Purchase Price shall be reduced by Ten Million Dollars ($10,000,000).

         2.5.  Post-Closing Adjustment to Purchase Price

                  (a) Within forty five (45) calendar days after the Closing Date, Seller shall deliver to Buyer the special purpose statement of net assets relating to the Business as of the Closing Date (the "Closing Net Asset Statement"), together with a draft written report of Coopers & Lybrand (the "Closing Accountants' Report") to the effect that such Closing Net Asset Statement has been prepared in such a manner that, apart from the matters set forth in paragraph 3 of the Report of Independent Accountants from Coopers & Lybrand included in the Business Financial Statements, no material modifications are required for such statement to be in conformity with GAAP, applied on a basis consistent with, and following the accounting principles, procedures, policies and methods employed in preparing the

Opening Net Asset Statement. The Closing Net Asset Statement will not reflect any asset that has not been paid for in full unless an accrual, payable or other liability for all Assumed Liabilities with respect thereto is fully reflected as a liability or a contra-asset on the Closing Net Asset Statement. During the preparation of the Closing Net Asset Statement by Seller and the period of any dispute with respect to the application of this Section 2.5, Buyer shall provide Seller full access to the books, records, facilities and employees of the Business, and shall cooperate with Seller to the extent reasonably requested by Seller to prepare the Closing Net Asset Statement or to investigate the basis for any dispute. The Closing Net Asset Statement and such draft Closing Accountants' Report shall be examined by Buyer, who shall, not later than forty five (45) calendar days after receipt thereof render a report thereon (the "Closing Net Asset Statement Report"). During the preparation of the Closing Net Asset Statement Report by Buyer and the period of any dispute with respect to the application of this Section 2.5, Seller shall provide to Buyer full access to the books, records, facilities and employees of Seller and Seller's independent accountants, and shall cooperate with Buyer to the extent reasonably requested by Buyer to prepare the Closing Net Asset Statement Report or to investigate the basis of any dispute. The Closing Net Asset Statement Report shall list those items, if any, set forth in the Closing Net Asset Statement or the draft Closing Accountants' Report to which Buyer takes exception and Buyer's proposed adjustment. If Buyer fails to deliver to Seller the Closing Net Asset Statement Report within forty five
(45) calendar days following receipt of the Closing Net Asset Statement and Closing Accountants' Report, Buyer shall be deemed to have accepted the Closing Net Asset Statement and Closing Accountants' Report for the purposes of any Purchase Price adjustment under Section 2.5(b). If Seller does not give Buyer notice within thirty (30) calendar days following receipt of the Closing Net Asset Statement Report, Seller shall be deemed to have accepted the Closing Net Asset Statement and Closing Accountants' Report as adjusted by Buyer for purposes of any Purchase Price adjustment under Section 2.5(b). If Seller gives Buyer notice of objections to the Closing Net Asset Statement Report and Closing Accountants' Report, and if Buyer and Seller are unable, within fifteen (15) calendar days after receipt by Buyer of the notice by Seller of objections, to resolve the disputed exceptions, such disputed exceptions will be referred to Arthur Andersen or other firm of independent certified public accountants ("Independent Accounting Firm") mutually acceptable to Seller and Buyer. The Independent Accounting Firm shall, within sixty (60) days following its selection, deliver to Seller and Buyer a written report determining such disputed exceptions, and its determinations will be conclusive and binding upon the parties thereto for the purposes of any Purchase Price adjustment under Section 2.5(b). Thereafter, the final Closing Net Asset Statement and a final, executed Closing Accountants' Report shall be delivered to Buyer and Seller in accordance with the determination of Arthur Andersen. The fees and disbursements of the Independent Accounting Firm acting under this Section
2.5 shall be shared equally by Buyer and Seller.

                  (b) Purchase Price Adjustment. Within three (3) Business Days following the preparation or computation and final determination, pursuant to
Section 2.5(a), of the Closing Net Asset Statement, and based upon such final determination, Seller shall promptly pay to Buyer or Buyer shall promptly pay to Seller, as the case may be, the "Adjustment Amount" (as defined in subsection
(c) below), in either case together with interest thereon from the Closing Date to the date of payment calculated at the rate of 7% per annum.

                  (c) For purposes of this Agreement "Net Assets" means the total net assets available for sale of the Business as set forth on the Closing Net Asset Statement, adjusted as necessary to exclude any amounts related to an Excluded Liability or an Excluded Asset and any amounts apportioned under
Section 2.9 of this Agreement. If the amount of the Net Assets reflected on the Closing Net Asset Statement exceeds the Reference Amount, the Purchase Price will be increased on a dollar-for-dollar basis by an amount equal to such excess. If the Reference Amount exceeds the Net Assets reflected on the Closing Net Asset Statement, the Purchase Price will be decreased on a dollar-for-dollar basis by an amount equal to the excess. The net amount of such adjustment to the Purchase Price referred to in the preceding two sentences shall herein be referred to as the "Adjustment Amount".

         2.6.  Assumed Liabilities

         On the Closing Date, Buyer shall execute and deliver to Seller an assignment and assumption agreement in substantially the form set forth in Exhibit C (the "Assignment and Assumption Agreement") pursuant to which Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, all of the liabilities and obligations of Seller pursuant to and under the Assumed Liabilities. "Assumed Liabilities" shall mean all liabilities and obligations set forth in this Section 2.6, whether or not any such obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in Seller's books or financial statements:

                  (a) All liabilities and obligations of Seller under the Contracts with respect to periods following the Closing Date;

                  (b) All liabilities and obligations of Seller under the IP Licenses with respect to periods following the Closing Date, to the extent fairly allocable to the Business;

                  (c) All employment-related liabilities and obligations with respect to the Acquired Employees for periods commencing on and after the Closing Date, as provided in Section 5.4;

                  (d) All liabilities and obligations of Seller under the Governmental Permits for periods following the Closing Date;

                  (e) All obligations underlying the Permitted Encumbrances and Permitted Realty Encumbrances;

                  (f) Except as otherwise provided in Section 9.6, all other liabilities and obligations of Seller reflected on the Closing Net Asset Statement as finally determined in accordance with Section 2.5.

         Except as otherwise provided for in Section 2(f), the term "Assumed Liabilities" when used in this Article 2 with respect to any date prior to the Closing Date shall be deemed to refer to the obligations, liabilities, properties and assets of Seller generally described as "Assumed Liabilities" as the same shall exist at the Closing Date.

         2.7.  Excluded Liabilities

         Notwithstanding the provisions of Section 2.6, it is hereby expressly acknowledged and agreed that the Assumed Liabilities shall not include, and Buyer shall not assume or be obligated to pay, perform or otherwise assume or discharge, the following liabilities or obligations of Seller or any of its Affiliates (the "Excluded Liabilities"):

                  (a) any liabilities or obligations in respect of Excluded Assets; or

                  (b) any liabilities or obligations to current or former employees of Seller other than Acquired Employees, or any employment-related liabilities for which Buyer is indemnified under Section 5.4 (an "Excluded Employee Obligation"); or

                  (c)  any liability which Buyer is indemnified for under
Section 9.6; or

                  (d) any liabilities or obligations related to or arising out of the complaints of Kavouras, Inc. with respect to difficulties allegedly encountered by it in connection with its use of satellite services provided by Third Parties; or

                  (e) any liabilities related to (i) income taxes of Seller or any of its Affiliates whether arising before or after the Closing Date, (ii) Taxes relating to the Business pertaining to time periods ending on or prior to the Closing Date, and (iii) except to the extent provided under Section 2.11, Taxes attributable to the transfer of the Purchased Assets or to any other transactions contemplated by this Agreement; or

                  (f) All obligations and liabilities of Seller and its Affiliates in connection with the Participation Agreement, as amended, specified as item 1 of Schedule 1.1A-1, and the transactions contemplated thereby.

         2.8.  Consent of Third Parties; Further Assurances

                  (a) From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such additional instruments of conveyance and transfer and take such other actions as Buyer may reasonably request or as may be otherwise necessary to more effectively convey or transfer to, and vest in, Buyer and put Buyer in possession and operating control of any part of the Purchased Assets including, without limitation, cooperating with and assisting Buyer in the prosecution of any claims and in the collection or reduction to possession of accounts receivable and all other Purchased Assets. Nothing contained herein shall be construed to increase the warranties provided in the conveyance deeds from Seller to Buyer for the Satellite Control Facilities, as said deeds are more particularly described in Section 7.l.

                  (b) Nothing in this Agreement shall be construed as an attempt or agreement to assign any Purchased Asset, including any license, certificate, approval, authorization, agreement, contract, lease, or other right which by its terms or by law is nonassignable without the consent of third Persons unless and until such consent shall be given ("Nonassignable Assets"). Seller agrees to cooperate with Buyer at its request in endeavoring to obtain such consent promptly; provided, however, that such cooperation shall not require Seller to remain secondarily liable with respect to any Nonassignable Asset. To the extent permitted by applicable law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as and from the Closing Date, by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller's name and all benefits and obligations existing thereunder shall be for Buyer's account. Seller shall take or cause to be taken such action in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration to become due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect to all Nonassignable Assets. As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable law and the terms of the Nonassignable Assets, at Buyer's expense, to perform all the obligations and receive all the benefits of Seller under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf with respect thereto.

                  (c) From and after the Closing Date, Buyer shall perform, at its own expense, all of the liabilities and obligations of Seller under the Assumed Liabilities.

         2.9.  Apportionment at Closing Date; Customer Billing

                  (a) Proration of Expenses Other Than Taxes. Without prejudice to Section 2.2(c), at the Closing, the parties shall make without duplication the usual and customary closing adjustments with respect to the conveyance of real property at the Closing, including prepaid lease payments, security deposits, rents, local improvements charges, assessments (special and ordinary), sewer impost charges, utility charges, monthly maintenance charges, rebates and royalties, deposits and prepaid expenses with any public utility or any municipal, governmental or other public authority, and any other ongoing charges and all such payments and charges shall be apportioned and adjusted as of close of business on the Closing Date, and at the Closing the net amount thereof shall be paid pro rata by Seller to Buyer or by Buyer to Seller, as the case may be. Any such apportionment and adjustments shall be subject to correction for any errors or omissions that subsequently may be discovered, provided that the party discovering such error or omission provides written notice of same to the other party not later than 180 days after the Closing Date. Such other party shall, within 20 days after receipt of such notice, reimburse the party delivering such notice for the full amount of such error or omission.

                  (b) Proration of Real and Personal Property Taxes. Real and personal property taxes and assessments on the Purchased Assets shall be prorated between Buyer and Seller as of the Closing Date. All such prorations shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to Seller and items relating to time periods beginning after the Closing Date shall be allocated to Buyer, provided, however, that the parties shall allocate any real property tax in accordance with Section 164(d) of the Code. The amount of all such prorations shall be settled and paid on the Closing Date, provided that final payments with respect to prorations that are not able to be calculated as of the Closing Date shall be calculated and paid as soon as practicable thereafter.

         2.10.  Bulk Sales Law

         Buyer hereby waives compliance with the requirements and provisions of any "bulk-transfer" laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

         2.11.  Transfer Taxes

         All transfer, documentary, sales, use, registration, value-added and other similar taxes (including all applicable real estate transfer taxes) and related fees (including any penalties, interest and additions to tax ("Transfer Taxes") incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer, other than Transfer Taxes payable solely due to the fact that business activities of Seller render inapplicable exemptions for casual, isolated or occasional sales or the like that would otherwise be applicable, which Transfer Taxes will be paid by Seller. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Transfer Tax laws except as waived in accordance with Section 2.10 of this Agreement. To the extent legally able to do so, Buyer shall deliver to Seller exemption certificates satisfactory in form and substance to Seller with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed.

         2.12.  Pertinent Retained Information

         To the extent permitted by applicable law, Seller shall deliver to Buyer at or after the Closing, as Buyer shall request from time to time, complete and correct copies of all Pertinent Retained Information, and shall give Buyer such access to the originals thereto as Buyer shall from time to time reasonably require.

         2.13.  Transfer of Title

         At the time of the Closing, title to the orbiting Satellites shall be transferred over regions outside the United States.

         2.14.  Licensed Patents

                  (a) Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations and warranties contained herein, effective on the Closing Date, Seller hereby grants to Buyer:

                           (i)      a worldwide, irrevocable, non-exclusive
royalty free, fully paid up, nonassignable license under the Joint Patents to make, have made, use, have used, offer to sell, sell or import products or services; and

                           (ii)     a worldwide, irrevocable, non-exclusive,
royalty free, fully paid up license under any Patents that are used or held for use in connection with any of the businesses of Seller (other than the Business), but excluding the Joint Patents, to make, have made, use, have used, offer to sell, sell or import products or services, but only if and to the extent such license is necessary to permit Buyer to conduct the Business as currently conducted and as planned by Seller to be conducted on the Closing Date;

                  (b) The license granted pursuant to Section 2.14(a)(i) shall not include the right to grant any sublicense. The license granted pursuant to
Section 2.14(a)(ii) shall include the right to grant a sublicense (within the scope of the license granted to Buyer) to vendors and suppliers of Buyer in the ordinary course of conducting the Business. The license granted pursuant to Section 2.14(a)(ii) shall further include the right to assign Buyer's rights under the license, provided that Buyer first receives the written consent of Seller, which consent shall not be unreasonably withheld.

                  (c) Seller shall retain its ownership interest in the Patents described in Section 2.14(a)(i) and (ii) and shall be exclusively entitled to control the enforcement thereof and the prosecution of any patent applications which may constitute such Patents; provided that Seller shall, at Buyer's request and expense, enforce Seller's and Buyer's rights with respect to the Joint Patents. Nothing contained herein shall be deemed to grant any licenses or rights under the Patents to any Third Parties.

         (d) Upon Seller's written request (and at Seller's expense), Buyer shall affix, in accordance with Section 287(a) of the Patent Act (35 U.S.C.
(beta) 287(a)), notice to any products sold by Buyer under the license hereunder granted.

         2.15.  Licensed Software

                  (a) Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations and warranties contained herein, effective on the Closing Date, Seller hereby grants to Buyer a worldwide, irrevocable, non-exclusive, royalty free, fully paid up license to use, reproduce and prepare derivative works based on the Process Management System Software, but only insofar as such use is, and such reproduction or derivative works are made, in connection with the Business.

                  (b) The license granted hereunder shall not include the right to distribute any copies of the Process Management System Software. The license granted hereunder shall include the right to grant a sublicense (within the scope of the license granted to Buyer) and the right to assign Buyer's rights under the license, provided that Buyer first receives the written consent of Seller, which consent shall not be unreasonably withheld.

         (c) Seller shall retain its ownership interest in the Process Management System Software and shall be exclusively entitled to control the enforcement thereof. Nothing contained herein shall be deemed to grant any license or rights under the Process Management System Software to any Third Parties.

3.       Representations and Warranties of Seller

         Seller represents and warrants to Buyer that:

         3.1.  Organization and Authority

         Seller is a corporation duly organized, validly existing and in good standing, under the laws of the State of New York, has full corporate power to execute and deliver this Agreement and the Operating Agreements, as currently in effect, and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the amendments to the Operating Agreements called for by Section 5.5 by all necessary corporate action. Seller has all corporate power and authority necessary to carry on the Business as now conducted and to own or lease and operate the properties of Seller used or held for use in connection with the Business as, and in the places where, the Business is now conducted. Without limiting the foregoing, Seller is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of its business requires such qualification.

         3.2.  Authorization; Binding Obligation

         This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Operating Agreements, when duly executed and delivered by Seller will be, valid and legally binding obligations of Seller, enforceable against it in accordance with their terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

         3.3.  No Violations

         Except as disclosed on Schedule 3.3:

                  (a) The execution, delivery and performance of this Agreement and the Operating Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of Seller's certificate of incorporation or by-laws,
(ii) subject to the receipt of any consents of Third Parties described in clause
(iii) of Section 3.3(b), violate or result in a breach of or constitute an occurrence of default (or an event that might, upon the passage of time or the giving of notice, or both, constitute an occurrence of default) under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any material agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Seller is a party or by which it is bound and which relates to the Business or the Purchased Assets, which violation, breach or default could be reasonably expected to have a Material Adverse Effect on the Business, (iii) subject to the receipt of any consents and approvals described in clauses (i) and (iii) of Section 3.3(b), violate any order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Seller or any of the Purchased Assets, and which violation could be reasonably expected to have a Material Adverse Effect on the Business or on the performance by Seller of its obligations under this Agreement, or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance or a Permitted Realty Encumbrance).

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required by Seller in connection with the execution and delivery of this Agreement and the Operating Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, (ii) any consents required to be obtained from the FCC under the Communications Act or the Commission's rules and (iii) consents of Third Parties that are required to transfer or assign to Buyer any Material Contracts.

         3.4.  Financial Statements

                  Seller has previously delivered to Buyer an Offering Memorandum containing certain financial information relative to the Business, including Coopers & Lybrand's report on the special purpose financial statements, dated April 26, 1996 (the "Business Financial Statements"). The Business Financial Statements are current, accurate and complete as of the date of such documents and have been compiled from, and are in accordance with, and reflect the books and records of the Business. The Business Financial Statements reflect allocations of expenses for certain common support functions performed predominately outside of the Satellite Control Facilities, such as general and administrative support. With the exception of the matters described in paragraph 3 of such report, such financial statements are in conformity with GAAP.

         3.5.  Absence of Undisclosed Liabilities

         Seller does not have any indebtedness or liability, absolute or contingent, known or unknown relating to the Business, that is not shown or provided for on the Opening Net Asset Statement other than liabilities as shall have been incurred or accrued in the ordinary course of business since December 31, 1995 and fully reflected on the Closing Net Asset Statement. Except as shown on the Opening Net Asset Statement, Seller is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person in connection with the Business, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

         3.6.  Absence of Changes

                  (a) Since December 31, 1995, except as disclosed on Schedule 3.6, there has not been:

                  (i) any change (or series of changes) in the condition (financial or otherwise), results of operations, assets, liabilities or earnings of the Business, other than changes arising in the ordinary course of business, none of which changes has had or reasonably could be expected to have a Material Adverse Effect;

                  (ii) any material loss, damage, destruction or other casualty to the Purchased Assets;

                  (iii) any change in any method of accounting or accounting practice of the Business or Seller relating to the Business; or

                  (iv) any loss of the employment, services or benefits of any Key Employee.

                  (b) Since December 31, 1995, Seller has operated the Business in the ordinary course consistent with past practice and, except as disclosed on Schedule 3.6, has not:

                  (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) relating to the operations of the Business except in the ordinary course of business consistent with past practice;

                  (ii) failed to discharge or satisfy any Encumbrance or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) arising from the operation of the Business, other than liabilities being contested in good faith and for which adequate reserves have been provided and Encumbrances arising in the ordinary course of business that do not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or value of any of the Purchased Assets;

                  (iii) mortgaged, pledged or subjected to any Encumbrance any of the Purchased Assets, except for mechanics' Encumbrances and Encumbrances for Taxes not yet due and payable and Encumbrances arising in the ordinary course of business that do not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or value of any of the Purchased Assets;

                  (iv) sold or transferred any of the assets of the Business material to the Business or canceled any debts or claims or waived any rights material to the Business relating to the operations of the Business, except in the ordinary course of business consistent with past practice;

                  (v) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications used in the operations of the Business;

                  (vi) defaulted on any material obligation relating to the operations of the Business;

                  (vii) entered into any transaction material to the Business, except in the ordinary course of business consistent with past practice;

                  (viii) made any capital expenditure (other than with respect to Telstar 5 or Telstar 6) in excess of $250,000, or additions to property or equipment used in the operations of the Business other than ordinary repairs and maintenance;

                  (ix) incurred any obligation or liability for the payment of severance benefits to employees of the Business;

                  (x) made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any Business Employees, except for customary increases and progressions for employees not covered by collective bargaining agreements, which increases and progressions were made in the ordinary course of business or in accordance with applicable collective bargaining agreements or changes in benefits generally provided to all of Seller's hourly and/or salaried employees; or

                  (xi) entered into any agreement or made any commitment to do any of the foregoing.

         3.7.  Title to Assets

         Except as disclosed on Schedule 3.7: (a) except as provided below in clause (c), Seller has good and marketable title to, or a leasehold interest in, all the tangible Purchased Assets free and clear of any Encumbrance, except for Permitted Encumbrances; (b) Seller has legal rights to all of the intangible Purchased Assets free and clear of any Encumbrance, except for Permitted Encumbrances, and the requirement to obtain the consents of Third Parties described in Section 3.3(b)(iii); and (c) Seller has insurable title in fee simple to all of the real property constituting the Satellite Control Facilities free and clear of any Encumbrance, except for Permitted Realty Encumbrances. For purposes of the foregoing clause (c), insurable title is deemed to be such title as Title Insurance Company will approve and insure at standard rates, subject only to the Permitted Realty Encumbrances. Except as disclosed on Schedule 3.7, Seller has good and marketable title to all Personal Property constituting the Purchased Assets, subject to no Encumbrance other than the Permitted Encumbrances, and any item of Personal Property included in the Purchased Assets and presently and actively used in the operation of the Business is in good operating condition and repair for the purposes for which they are currently being used. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the continued possession and use of the Satellite Control Facility located at Three Peaks, California for a satellite tracking station and such other ancillary use in connection with the Business.

         3.8.  Governmental Permits

         Seller has obtained all of the necessary Governmental Permits to operate the Business. Seller has made all material filings, certifications and reports to the appropriate Governmental Bodies as required by law. Seller is operating pursuant to the authority granted by the Governmental Permits and will continue to lawfully operate until the Closing Date. There are no material governmental permits and licenses, including FCC licenses, certificates of inspection, approvals or other authorizations issued to Seller with respect to the Business and necessary for the operation of the Business or used by Seller to carry on the Business as now being conducted or to use and occupy the Satellite Control Facilities as now being used (each, a "Governmental Permit" and collectively, "Governmental Permits"). Schedule 3.8 sets forth a list of each Governmental Permit, the date and Governmental Body from which such Governmental Permit was obtained, the date of renewal thereof and the status thereof. All Governmental Permits included on Schedule 3.8, except as noted therein, are in full force and effect and no proceeding is pending or, to the knowledge of Seller, threatened, to revoke or limit any such Governmental Permit. Schedule 3.8 sets forth a list of those Governmental Permits (x) that are necessary for the conduct of the Business after the Closing Date, and which are non-assignable, (y) that may only be assigned to Buyer with the consent of a Governmental Body or Third Party, or (z) that will terminate or which must otherwise be amended upon the consummation of the transactions contemplated by this Agreement.

         Seller has not received any notice that any Governmental Body intends to cancel, terminate, or not renew any such license, franchise, permit, or other governmental authorization.

         3.9.  Compliance With Laws and Litigation

         To the best of Seller's knowledge, with respect to the Business, Seller is in compliance in all material respects with all applicable laws, rules, regulations, ordinances, decrees, orders, judgments, payment of fees, permits and licenses of or from Governmental Bodies, including those relating to the use and operation of the Satellite Control Facilities. There are no actions, suits, proceedings or governmental investigations pending or, to the best of Seller's knowledge, threatened against it that could be reasonably expected to have a Material Adverse Effect on the Business. Notwithstanding anything contained in this
Section 3.9 to the contrary, (a) no representation or warranty made by Seller in this Section 3.9 shall apply to compliance by Seller with any applicable Environmental Law, it being expressly understood and agreed that any and all representations and warranties of Seller with respect to the compliance by Seller with any applicable Environmental Law are set forth in Section 3.13 and
(b) no representation or warranty made by Seller in this Section 3.9 shall apply to compliance by Seller with respect to any applicable building, zoning, safety or fire laws, ordinances, resolutions or codes, it being expressly understood and agreed that any and all representations and warranties of Seller with respect to such matters are set forth in Section 3.16.

         3.10.  Business Employees

                  (a) Seller has delivered to Buyer a complete and accurate list of all the Business Employees, dated as of September 18, 1996, showing for each the position held, base salary and date of hire and designating those Business Employees who are union-represented as of the date specified on such list. Except as disclosed in Schedule 3.10, none of the Business Employees is covered by any union, collective bargaining or similar agreements.

                   (b) Except as disclosed in Schedule 3.10: (i) no labor organization has made a pending demand for recognition or certification with respect to any Business Employee, and there are no representation or certification proceedings presently pending or, to the knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority which relates to any Business Employee, (ii) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or other material labor disputes pending or, to the knowledge of Seller, threatened against or involving the Business, (iii) there are no material unfair labor practice charges, grievances or complaints pending or, to the knowledge of Seller, threatened by or on behalf of any Business Employee, (iv) there are no complaints, charges or claims pending or, to the knowledge of Seller, threatened to be brought or filed with any public authority or Governmental Body, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment of any Business Employee.

         3.11.  Benefit Plans

                  (a) Schedule 3.11 accurately and completely lists each Benefit Plan. None of the Benefit Plans is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

                  (b) Complete and accurate copies of the following documents, with respect to each of the Benefit Plans, as applicable, have been delivered to Buyer by Seller: (i) all provisions of the plan and related trust documents, and amendments thereto, that relate to the Business Employees and are reasonably necessary for Buyer to satisfy its obligations under Section 5.4, or to provide one or more additional employee benefits substantially equivalent to those provided by Seller to Business Employees immediately prior to the Closing Date (even though not legally obligated to do so), (ii) the most recent IRS Form 5500 and (iii) summary plan descriptions.

                  (c) Except in the case of any liability expressly assumed by Buyer as provided in Section 5.4, neither Seller nor any of its Affiliates has incurred, or is reasonably likely to incur as a result of any event or condition or the consummation of the transactions contemplated by this Agreement, any liability under ERISA, the Code or other applicable law in respect of any Benefit Plan for which Buyer could be liable.

                  (d) Except as otherwise provided by this Agreement, the consummation of the transactions contemplated by this Agreement will not result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any Business Employee.

         3.12.  Contracts

         Schedule 2.1(e) contains a complete and accurate list of all outstanding Contracts that would require over the full term thereof payments by or to Seller of more than $500,000 ("Material Contracts"). Each of such Material Contracts is valid, binding and enforceable against Seller and, to Seller's knowledge, the other parties thereto, in accordance with its terms and is in full force and effect. Except as set forth on Schedule 2.1(e), Seller has received no notice that it is in default or breach of, or is otherwise delinquent in performance under, any such Material Contracts, and Seller has performed in all material respects all obligations required to be performed by it under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Material Contract, and no event has occurred that, with due notice or lapse of time or both, would constitute such default. To the best knowledge of Seller, no other party to any Material Contract is in default in respect thereof, and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. Seller has delivered to Buyer or its representatives true and complete originals or copies of all Material
Contracts.

         3.13.  Environmental Matters

                  (a)  Except as set forth on Schedule 3.13:

                  (i) All material environmental permits, certificates, licenses, approvals, registrations and authorizations required for operating the Business ("Environmental Permits") are listed on Schedule
			   3.13 and any that are not transferable are so designated. Seller has not received any written notice that, (i) any such Environmental Permits are not in full force and effect and (ii) Seller is not in compliance in all material respects with the terms of such Environmental Permits.

                  (ii) To the best of Seller's knowledge, the operations of the Business are in compliance in all material respects with all applicable Environmental Laws.

                  (b) Seller has submitted to Buyer any and all environmental assessment reports, documents or other papers that set forth its best knowledge concerning Environmental Matters.

         3.14.  Brokers

         No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Seller, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

         3.15.  Proprietary Information

         (a) Schedule 3.15 sets forth a complete and correct listing of all Proprietary Information. Except as described in Schedule 3.15, all Proprietary Information listed therein is owned by Seller, free and clear of all Encumbrances and is in good standing and is not known to be the subject of any challenge. Except as described in Schedule 3.15, there are no unresolved claims made and there has not been communicated to Seller the threat of any claim that the holder of such Proprietary Information is in violation of any Third Party's intellectual property rights, including infringement of any service mark, patent, trademark, trade name, trademark or trade name registration, copyright or copyright registration, or has misappropriated trade secrets or know-how. Except as set forth in Schedule 3.15, Seller is the owner of the patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formula and other proprietary and trade secret rights used in the conduct of the Business as now conducted, and without any known conflict with the rights of others, and Seller has not knowingly forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formula or other proprietary or trade secret right that is material to the conduct of the Business as presently conducted. Except as set forth in
Schedule 3.15, Seller is not under any obligation to pay any royalties or similar payments in connection with any license to any of its Affiliates. All Proprietary Information owned by any Affiliate of Seller required or primarily used in connection with the Business will, on the Closing Date, be included in the Purchased Assets. Seller owns or has the right to use all computer software, software systems and databases and all other information systems included in the Purchased Assets.

         (b) Seller's rights and powers with respect to the Joint Patents are subject to certain restrictions and third party rights. Notwithstanding such restrictions and third party rights, Seller has the right, without first receiving the written consent of, or violating any agreement with, any such third party, to grant non-exclusive licenses under the Joint Patents pursuant to Sections 2.14 and 5.14 hereof.

         3.16.  Real Estate

                  (a) Schedule 1.1A sets forth the legal description of all real property constituting the Satellite Control Facilities, which real property is owned by Seller and constitutes all of the real property owned and used in connection with the Business. Neither Seller nor any of its Affiliates has a leasehold interest in real property used in connection with the Business.

                  (b) Other than as expressly disclosed in this Agreement and except with respect to Permitted Realty Encumbrances, Seller has not received any written notice that, and does not otherwise have knowledge to the effect that, the continued use or operation of the Satellite Control Facilities (as currently used) violates or constitutes a nonconforming use under, any applicable building, zoning, safety and other laws, ordinances, regulations, codes, permits, licenses and certificates, easements or any restrictions and conditions affecting title that, individually or in combination with any others, materially and adversely affect the ability of Buyer to use the affected Satellite Control Facility in the manner and scope in which it is now being used and operated. Other than as expressly disclosed in this Agreement and except with respect to Permitted Realty Encumbrances, there are no leases, subleases, options or other agreements or arrangements, written or oral, granting to any Person other than Buyer the right to purchase, cause the sale of, lease, otherwise use or occupy or adversely affect Buyer's ability to continue to use and occupy the Satellite Control

Facilities or any portion thereof (as currently used). Seller has not received any written notice from any utility company or municipality of any fact or condition that could result in the discontinuation of currently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any Satellite Control Facility (as currently used).

                  (c) Seller is not a "foreign person" within the meaning of
Section 1445 of the Code. Notwithstanding anything contained in this Section
3.16 to the contrary, no representation or warranty made by Seller in this
Section 3.16 shall apply to any environmental matters.

                  (d) As of the Closing Date, each Satellite Control Facility will have ingress and egress to and from publicly dedicated streets either directly or through validly existing easements.

                  (e) Seller (formerly known as American Telephone and Telegraph Company) has no purchase option or other rights under that certain Option Agreement, dated February 10, 1970 and recorded February 11, 1970 in the Office of the County Recorder, Pike County, Pennsylvania in Volume 233 at Page 328, such purchase option has expired by its terms and Seller has no rights under said Option Agreement.

         3.17.  Insurance

         Schedule 3.17 sets forth a list of all material current insurance policies (other than title insurance policies) providing coverage for the properties or operations of the Business, the type and amount of coverage, and the expiration dates of the policies (and such information with respect to product liability for the past three (3) years). Such current policies are valid and enforceable in accordance with their terms, are in full force and effect and insure against risk and liabilities to the extent and in the manner reasonably deemed appropriate and sufficient by Seller. Seller has not received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith, or (ii) informing Seller that any coverage listed on Schedule 3.17 will or may not be available in the future on substantially the same terms as now in effect. Set forth on Schedule
3.17 is a list of the aggregate claims and all individual claims with respect to product liability relating to the Business of Seller in the last two (2) years. Except as set forth on Schedule 3.17, there is no claim by Seller, pending under any of the policies listed in Schedule 3.17 hereto as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Seller has not been refused any insurance with respect to the Satellite Control Facilities by any insurance carrier to which Seller has applied for any such insurance or with which

Seller has maintained insurance during the preceding four years with the reason for such refusal arising as a result of the operation of the Business.

         3.18.    Tax-Exempt Use Property

         None of the Purchased Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

         3.19.  Sufficiency of Assets

         The Purchased Assets: (i) in the aggregate are sufficient and adequate to conduct the Business in substantially the manner currently conducted; and (ii) are suitable for the purposes for which they are currently used. The Purchased Assets are to be conveyed hereunder in their condition on the date hereof, subject to reasonable use, wear and tear between the date hereof and the Closing Date.

         3.20.  Accuracy of Information

         None of Seller's representations, warranties or statements contained in this Agreement, or in the exhibits hereto, contains any untrue statement of a material fact or, to the knowledge of Seller after due inquiry, omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading. All information relating to the Business that is known or would on reasonable inquiry be known to Seller and that may be material to a purchaser for value of the Purchased Assets has been disclosed in writing to Buyer.

4.  Representations and Warranties of Buyer

         Buyer represents and warrants to Seller that:

         4.1.  Organization and Authority

        Buyer is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda, has full corporate power to execute and deliver this Agreement, the Assignment and Assumption Agreement and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement, the Assignment and Assumption Agreement and the amendments to the Operating Agreements called for by Section 5.5 by all necessary corporate action. Buyer has all corporate power and authority necessary to carry on its business as now being conducted and to own or lease and operate its properties as, and in the places where, such business is now conducted and such properties are now owned, leased or operated. Without limiting the foregoing, Buyer is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of its business requires such qualification.

         4.2.  Authorization; Binding Obligations

        This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Assignment and Assumption Agreement and the Operating Agreements once duly executed and delivered by Buyer will be, the valid and legally binding obligations of Buyer, enforceable against it in accordance with their terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

         4.3.  No Violations

                  (a) The execution, delivery and performance of this Agreement, the Assignment and Assumption Agreement and the Operating Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of Buyer's Memorandum of Association or bye-laws or in a material violation of any statute, rule, regulation or ordinance applicable to Buyer or (ii) violate or result in a breach of or constitute an occurrence of default (or an event that might, upon the passage of time or the giving of notice, or both, constitute an occurrence of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, Encumbrance, lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Buyer is a party or by which it or its assets or properties are bound, or (iii) violate any order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Buyer or any of its properties.

                  (b) Except as disclosed on Schedule 4.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required by Buyer in connection with the execution and delivery of this Agreement and the Operating Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made with the SEC or under the Communications Act, FCC rules, or the HSR Act, and (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby and thereby.

         4.4.  Brokers

         No broker, investment banker, financial advisor or other Person, other than Lazard Freres & Co., the fees and expenses of which shall be paid by Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer.

5.  Certain Covenants

         5.1.  Information

                  (a) Seller will give to Buyer and to its officers, employees, accountants, counsel and other representatives reasonable access during Seller's normal business hours throughout the period prior to the Closing to all of Seller's properties, books, contracts, commitments, reports of examination and records directly relating to the Business (but excluding the Excluded Assets and Excluded Liabilities and subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege, third-party confidentiality obligation or other confidentiality obligations imposed by law). Buyer will hold, and will cause each such Person to hold, such information in confidence as provided in Article 6.

                  (b) After the Closing Date, Seller and Buyer will provide to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), reasonable access for inspection and copying, of all Business Records, Governmental Permits, Contracts and any other information existing as of the Closing Date and relating to the Business, and will make their respective personnel reasonably available to provide information relating to the Business or the Purchased Assets prior to the Closing Date, and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with reporting, filing or other requirements imposed by any foreign, local, state or federal court, agency or regulatory body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon not less than two Business Days' prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

                  (c) Buyer agrees to use its Best Efforts to preserve all Business Records and Governmental Permits for at least 10 years after the Closing Date. After this 10 year period and at least 90 days prior to the planned destruction of any Business Records or Governmental Permits, Buyer shall notify Seller in writing and shall make available to Seller, upon its request, such Business Records and Governmental Permits.

                  (d) Buyer agrees to provide Seller a list of those Business Employees hired by Buyer and, for a period of 18 months following the Closing, reasonable notice of any change in the employment status of any Business Employee hired by Buyer, including death, retirement or other termination of employment with Buyer of such Business Employee.

                  (e) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax audit, litigation or other Tax proceeding relating to the Business or the Purchased Assets. Such cooperation shall include the retention and, upon the other party's request, the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees reasonably available to provide additional information and explanation of any records and information provided hereunder. Notwithstanding any other provision of this Agreement, Buyer and Seller further agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business as is reasonably necessary to the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters.

         5.2.  Conduct of Business

         From and after the date of this Agreement and until the Closing Date or as otherwise contemplated by this Agreement or as Buyer shall otherwise consent to in writing, Seller, with respect to the Business insofar as the Purchased Assets and Assumed Liabilities are concerned:

                  (a) will carry on the Business in the ordinary course and in substantially the same manner as heretofore, including without limitation keeping in full force and effect insurance comparable in amount and scope to the coverage maintained by it (or on behalf of it) on the date hereof, and will not acquire any assets or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practice;

                  (b) will not permit all or any of the Purchased Assets (real or personal, tangible or intangible) to be sold, licensed or subjected to any Encumbrance (other than a Permitted

Encumbrance or a Permitted Realty Encumbrance) except in dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

                  (c) will exercise its Best Efforts to maintain and preserve for Buyer its relationships with customers, suppliers and others having business relationships with the Business;

                  (d) will exercise its Best Efforts to establish new material relationships with customers, suppliers and others contemplating business relationships with the Business and will keep Buyer reasonably informed of its progress in this regard;

                  (e) will operate the Business in compliance in all material respects with all applicable foreign, federal, state and local laws and regulations;

                  (f) will maintain its inventory levels in a manner and in an amount consistent with past practice;

                  (g) will not, with respect to any Business Employee, enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, in any such case, if it would result in a material increase in benefits with respect to such Business Employee, grant any general increase in the compensation of Business Employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any Business Employee, except (i) with the prior consent of Buyer, which shall not be unreasonably withheld or (ii) in accordance with pre-existing contractual provisions or consistent with past practice; provided that to the extent that Seller cannot legally avoid making such a change applicable to the Business Employees, Seller shall give Buyer prior written notice of such change;

                  (h) will not make or commit to make any capital expenditure in excess of $250,000, except (i) as expressly contemplated by the capital expenditure budget dated September 11, 1996, a complete and correct copy of which has been delivered to Buyer by Seller and (ii) capital expenditures with respect to Telstar 6;

                  (i) will not pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

                  (j) will not take any action that would cause any of the representations and warranties made by Seller in this Agreement not to remain true and correct;

                  (k) will not make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP (other than changes in policy that are applied throughout Seller's operations; provided that no such change shall be taken into account in connection with the preparation of the Closing Net Asset Statement), or write down the value of any inventory or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;

                  (l) will not settle, release or forgive any claim or litigation or waive any right thereto, except for any such settlement, release, forgiveness or waiver in respect of a claim or litigation involving only an amount reasonably in controversy, and a cash payment by Seller, not greater than $250,000;

                  (m) will not make, enter into, modify, amend in any material respect or terminate any Material Contract or material bid with respect to the Business; and

                  (n) will continue to maintain, in all material respects, the Purchased Assets in accordance with present practice in a condition suitable for their current use.

         Notwithstanding anything to the contrary in this Section 5.2, Seller shall have the right to continue to enter into transponder leases in the ordinary course of business consistent with past practices; provided that all such transponder leases taken together shall at all times provide for lease payments producing aggregate operating margins not lower than the projected operating margins for the Business; and provided, further, that any such lease calling for aggregate lease payments in excess of $15 million in net present value (determined using a 12.5% per annum discount rate shall require the prior consent of Buyer following disclosure of all relevant information.

         5.3.  Tax Reporting and Allocation of Consideration

                  (a) Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any Business Employee in connection with operating the Business prior to or on the Closing Date and (ii) Buyer will be responsible for and will perform all Tax withholding payment and reporting duties with respect to any wages and other compensation paid by Buyer to any employee in connection with operating the Business after the Closing Date.

                  (b) Buyer and Seller recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the "Asset Acquisition Statement") with each of their respective federal income tax returns. Buyer and Seller agree that they shall negotiate in good faith to enter into an agreement on or after the Closing Date concerning the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets (any agreed allocation hereinafter referred to as the "Allocation"); provided that Buyer and Seller shall determine the allocated Purchase Price for each Satellite Control Facility prior to the Closing Date based upon an appraisal of the real property constituting the Satellite Control Facilities prepared by a licensed ASA appraiser in the relevant jurisdiction and selected by Buyer. Buyer and Seller agree that the Allocation shall be made pursuant to the following procedure: Buyer shall deliver to Seller an allocation of the Purchase Price and Assumed Liabilities among the Purchased Assets ("Buyer's Appraisal"). Seller shall accept and agree to the allocation unless such allocation is manifestly unreasonable, in which case Seller shall deliver written notice to Buyer within 30 days after Seller's receipt of Buyer's Appraisal. Buyer and Seller further agree to act in accordance with the Allocation, if any, in any Tax Returns or similar filings. In the event that any Tax authority disputes the Allocation, if any, Seller or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute.

         5.4.  Business Employees; Collective Bargaining Agreements

                  (a) Buyer shall be solely responsible for the conduct of any negotiations prior to the Closing Date with any union with respect to collective bargaining agreements, if any, or other labor agreements applicable to its employees to be effective after the Closing Date, whether or not at the time of the negotiation such individuals are Business Employees or former Business Employees. Nothing contained in this Agreement shall be construed as an agreement by Buyer to assume, adopt or succeed to any collective bargaining agreement or to assume, adopt or extend any Benefit Plan that constitutes an Excluded Employee Obligation.

                  (b) Except with respect to any Business Employee whose employment with Seller has terminated prior to January 1, 1997, Buyer shall make offers of employment to all Business Employees as promptly as possible following the date of this Agreement, but in no event later than the earlier of the Closing Date and January 1, 1997, and shall allow at least one week for acceptance of such offers. Employment with Buyer by the Business Employees who accept Buyer's offer and who are actively employed immediately prior to the Closing Date shall be effective on the Closing Date. Offers of employment extended to Business Employees receiving short-term disability benefits, sick leave benefits or on approved leave of absence on the Closing Date will become effective upon their return to active status at the termination of the short-term disability, sick leave or approved leave of absence, respectively, provided such return to active status occurs within six (6) months of the Closing Date or such later date that their employment rights are protected by applicable law.

                  (c) The term "Acquired Employees" shall mean all Business Employees who accept Buyer's offer and are employed by Buyer, as provided in
Section 5.4(b). Buyer shall maintain aggregate base cash compensation levels for all Acquired Employees at least comparable to the levels in effect on the Closing Date for at least one year following the Closing Date. Subject to Buyer's determination that the Acquired Employees have satisfied the applicable incentive prerequisites for the payment of bonus compensation under any incentive compensation plan maintained by Buyer for the Acquired Employees and provided the Closing shall occur in 1996, Buyer shall pay aggregate 1996 bonus compensation to the Acquired Employees equal to not less than the aggregate bonus compensation paid to the Acquired Employees for 1995, multiplied by a fraction equal to the number of days from the Closing Date through December 31, 1996 over 366. Subject to Seller's determination that the Acquired Employees have satisfied the applicable incentive prerequisites for the payment of bonus compensation under any Benefit Plan and provided the Closing shall occur in 1996, Seller shall pay, in accordance with past practice, aggregate 1996 bonus compensation to the Acquired Employees equal to not less than the aggregate bonus compensation paid to the Acquired Employees for 1995, multiplied by a fraction equal to the number of days from January 1, 1996 through the Closing Date over 366. If the Closing shall not occur until after December 31, 1996, Seller shall, in accordance with past practice, determine and be liable for the payment of any bonus compensation to the Acquired Employees in respect of 1996, and all references to the year 1996 in the preceding sentences of this Section 5.4(c) shall be replaced by the year 1997 and the number 366 shall be replaced by 365.

                  (d) Except as otherwise provided by this Agreement, on the Closing Date (or such later date when any inactive Business Employee becomes an Acquired Employee pursuant to Section 5.4(b)), all Acquired Employees will cease to participate in and accrue benefits under the Seller's Benefit Plans. Buyer and its Affiliates shall not assume, continue or maintain any Benefit Plans that constitute Excluded Employee Obligations, and no assets or liabilities of any such Benefit Plans shall be transferred to, or assumed by, Buyer or its Affiliates or any benefit plans of Buyer or its Affiliates. Except as otherwise expressly set forth in this Agreement or any other agreement executed in consummation of the transactions contemplated by this Agreement, Buyer and its Affiliates shall not assume nor have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any Acquired Employee or other present or former employee of Seller or its Affiliates, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such person's employment with Seller or its Affiliates or the termination of such employment prior to the Closing Date, and Buyer and its Affiliates shall not assume nor have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, arising out of or relating to the sponsorship by Seller or its Affiliates of any Benefit Plan, whether to Seller or its Affiliates or to any individual. Seller agrees to indemnify and hold harmless Buyer and its Affiliates, in accordance with the provisions and procedures set forth in Section 9.4, with respect to any and all direct or indirect obligations or liabilities described in this Subsection 5.4(d) that may arise before or after the Closing Date. Except as otherwise expressly set forth in this Agreement or any other agreement executed in consummation of the transactions contemplated by this Agreement, neither Seller nor any of its Affiliates shall assume or have any direct or indirect obligation or liability of any nature whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any Acquired Employee or other present or former employee of Buyer, or to any dependent, survivor or beneficiary thereof, arising out of or relating to such person's employment with Buyer or the termination of such employment by Buyer on or after the Closing Date, and neither Seller nor any of its Affiliates shall assume or have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, arising out of or relating to the sponsorship by Buyer or its Affiliates of any employee benefit plan, whether to Buyer or to any individual. Buyer agrees to indemnify and hold harmless Seller and its Affiliates, in accordance with the provisions and procedures set forth in Section 9.4 of this Agreement, with respect to any and all direct or indirect obligations or liabilities described in this Section 5.4(d) that may arise before or after the Closing Date.

                  (e) Except as otherwise expressly provided by this Section 5.4, as of the Closing Date Buyer agrees that it will provide, or cause its Affiliates to provide, for at least one year following the Closing Date, the Acquired Employees with core employee benefit plans, programs and arrangements providing retirement, savings, life, health and disability benefits that, in the aggregate, are comparable to the employee benefit plans, programs and arrangements providing such benefits that are currently made available to the Business Employees; provided, however, that any benefits provided with respect to the Acquired Employees who are covered by a collective bargaining agreement shall be determined by the terms of the collective bargaining agreement covering such employees. Except with respect to pension accrual service, Buyer shall recognize all service performed by the Acquired Employees with Seller, including service with predecessor employers that was recognized by Seller, for purposes of the employee benefit plans, programs and arrangements maintained by Buyer and its Affiliates in which the Acquired Employees are eligible to participate, including, but not limited to, vacation entitlement, retirement and savings plan participation and vesting, entitlement to early retirement pension plan subsidies, welfare plan participation and vesting, and severance pay. No pre-existing condition exclusions or waiting periods may be imposed under Buyer's employee welfare benefit plans within the meaning of Section 3(l) of ERISA upon any Acquired Employee, other than limitations or waiting periods that were in effect under the Benefit Plans and that have not been satisfied as of the Closing Date. Buyer shall permit all Acquired Employees who have satisfied any relevant eligibility requirements as of the Closing Date to immediately commence participation in any plans used to satisfy Buyer's obligations under this Section 5.4(e). For purposes of determining whether any Acquired Employee or his covered dependents have satisfied any required co-payments, annual deductibles and out-of-pocket maximums under the terms of the Buyer's group health plan for the calendar year in which their employment with Buyer commences, Acquired Employees and their covered dependents shall be credited with the amount of deductibles and co-payments made by, or on behalf of, such Acquired Employees and their covered dependents under the Seller's medical expense plan for such year.

                  (f)(i) As soon as practicable after, and effective as of the Closing Date, Buyer or its Affiliate shall establish a defined benefit pension plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code (the "Buyer Pension Plan") for the benefit of the Acquired Employees. The Buyer Pension Plan shall provide aggregate benefits that are substantially comparable to the benefits provided by Seller for the Acquired Employees under Seller's qualified defined benefit pension plans (the "Seller Pension Plans"); provided, however, that any benefits provided with respect to the Acquired Employees who are covered by a collective bargaining agreement shall be determined by the terms of the collective bargaining agreement covering such employees.

                  (f)(ii)(A)        Each Acquired Employee who, as of the
         Closing Date

                                     (1) is not eligible to retire with a
		  Service Pension as that term is defined in the AT&T Management Pension Plan or the AT&T Pension Plan or will not become eligible to retire with a Service Pension by virtue of the Transition Leave of Absence as defined in the AT&T Management Pension Plan; and

                                     (2) remains continuously employed by
		  Buyer and completes a period of five (5) consecutive years of credited service commencing immediately after the Closing Date, or becomes totally and permanently disabled prior to the fifth anniversary of the Closing Date shall receive a lump sum payment in cash on the fifth anniversary of the Closing Date in the amount set forth on Schedule 5.4(f)(ii) hereof with respect to each such Acquired Employee. Schedule 5.4(f)(ii) shall be completed within 30 days of the date of this Agreement, it being understood that, subject to individual calculation and agreements of the parties as to the amounts set forth on Schedule 5.4(f)(ii) (which agreement shall in any event assume that all Acquired Employees who satisfy the eligibility requirements of clause (f)(ii)(A)(1) above will also satisfy the eligibility requirements of clause (f)(ii)(A)(2) above), the estimated present value of all such payments is approximately $2 million.

                  (B) In the event the employment of an Acquired Employee with Buyer is involuntarily terminated, other than for intentional misconduct, or in the event an Acquired Employee dies, prior to the fifth anniversary of the Closing Date, such Acquired Employee or his or her estate, as the case may be, shall receive as soon as practicable after such termination or death the amount listed on Schedule 5.4(f)(ii) with respect to such Acquired Employee multiplied by a fraction, the number of which is the number of complete months of service with Buyer after the Closing Date and the denominator of which is 60.

                  (C) On the Closing Date, Seller shall deliver to an agent mutually agreeable to Seller and Buyer, immediately available funds sufficient to satisfy the obligations set forth above, assuming earnings on those funds of 7.5% per annum and using the same actuarial or other assumptions set forth or agreed upon pursuant to clause
         (f)(ii)(A) above. Upon satisfaction of all of the obligations set forth in this subsection 5.4(f)(ii), any remaining funds shall be distributed to Buyer. In the event funds accumulated as of the fifth anniversary of the Closing Date are insufficient to satisfy all of the obligations set forth in this subsection 5.4(f)(ii), Buyer shall deposit funds necessary to satisfy such obligations in full.

                  (D) Buyer shall be solely responsible for notifying the agent of the attainment of eligibility of Acquired Employees to receive the payments set forth in this subsection 5.4(f)(ii).

                  (E) Notwithstanding any other provision of this agreement to the contrary, the Acquired Employees listed on Schedule 5.4(f)(ii) shall be deemed third party beneficiaries of this subsection 5.4(f)(ii) and shall have the right to individually seek enforcement of its provisions.

                  (g) Seller currently maintains a 401(k) savings plan and an employee stock ownership plan in which certain of the Acquired Employees participate (the "Seller Defined Contribution Plans"). Prior to the Closing Date, Seller shall take all necessary and appropriate action to amend the Seller Defined Contribution Plans to provide: (i) the Acquired Employees with full and immediate vesting in any employer derived benefits under such plans, and (ii) that any Acquired Employee with an outstanding loan from the Seller Defined Contribution Plans will not be in default on such loan unless and until the Acquired Employee receives a distribution from such plan or the Acquired Employee fails to make a timely payment on such loan. Buyer will cooperate with and assist Seller or its designee in the continued administration of the Seller Defined Contribution Plans, including without limitation providing employment service information and, with the written consent of the Acquired Employee, collecting and remitting to the trustee of the Seller Defined Contribution Plans payroll deductions relating to any outstanding loans if and to the extent Seller elects not to continue current arrangements for coupon repayment.

                  (h) Seller currently maintains a program of post-retirement medical and life insurance benefits for certain eligible retired employees (the "Seller Retiree Welfare Plans"). Prior to the Closing Date, Seller shall take all necessary and appropriate action to amend the Seller Retiree Welfare Plans so that each Acquired Employee who has satisfied the applicable age and service requirements under the Seller Retiree Welfare Plans as of the first anniversary of the Closing Date, taking into account service with Buyer and its Affiliates after the Closing Date, shall be entitled to coverage under the Seller Retiree Welfare Plans from and after the date that such Acquired Employee is no longer covered by a medical or life insurance plan of Buyer or its Affiliates which provides coverage for active employees. Buyer will cooperate with and assist Seller or its designee in the continued administration of the Seller Retiree Welfare Plans for purposes of providing employment service information in respect of the Acquired Employees.

                  (i) Seller shall pay, as soon as practicable following the Closing Date, each Acquired Employee the cash equivalent value of any accrued but unused vacation earned as of the Closing Date under the vacation policy of Seller applicable to such Acquired Employee. Buyer and its Affiliates shall recognize service by each Acquired Employee with Seller for purposes of determining an Acquired Employee's entitlement to and the amount of vacation and sick leave benefits following the Closing Date under the applicable vacation and sick leave policy of Buyer and its Affiliates; provided, however, that this
Section 5.4(i) shall not entitle any Acquired Employee to be credited with any additional vacation or sick leave benefits under the vacation and sick leave policy maintained after the Closing Date by Buyer or its Affiliates for any period of employment prior to the Closing Date.

                  (j) If Buyer involuntarily terminates, other than for intentional misconduct, the employment of an Acquired Employee whose employment is not subject to a collective bargaining agreement during the first six months of employment following the Closing Date, Buyer shall provide the Acquired Employee with severance benefits equal to the greater of: (i) the benefits payable under the severance policy maintained after the Closing Date for the benefit of the Acquired Employees, or (ii) one week's base pay for each year of service with Seller and Buyer, but not to exceed 26 weeks base pay.

         5.5.  Operating Agreements

         On or prior to the Closing Date, Buyer shall execute and deliver to Seller and Seller shall execute and deliver to Buyer amendments, novating and modifying the following existing Operating Agreements:

                  (a) the Network and Computing Services Transponder Capacity Agreement attached hereto as Exhibit B-1,

                  (b) the Tridom Technical Support Agreement attached hereto as Exhibit B-2, and

                  (c) the Tridom Capacity Agreement attached hereto as Exhibit B-3.

Such amendments to the existing Operating Agreements will provide for the modifications thereto specified on Schedule 5.5. In addition, until the earlier of (i) the second anniversary of the Closing Date and (ii) the stated expiration (excluding any optional extensions) of the Contract Tariff Agreement specified in Schedule 5.5, Buyer agrees to provide Seller Satellite Services in quantities sufficient to meet Seller's express, fixed obligations set forth in said agreement. Such Satellite Services will be provided at the rates expressed in said agreement, which Seller represents and warrants are consistent with the Projections heretofore furnished by Seller to Buyer.

         5.6.  Antitrust and Communications Act Compliance

                  Each of Buyer and Seller shall cooperate with the other in making filings under the HSR Act and the Communications Act and FCC rules and shall use its Best Efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or state antitrust enforcement, the FCC or other Governmental Body may assert under the antitrust laws or the Communications Act with respect to the transactions contemplated hereby.

         5.7.  Noncompetition; No Solicitation or Hire

                  (a) For a period of three (3) years commencing on the earlier of the Closing Date or June 30, 1997, neither Seller nor any Affiliates of Seller that Seller controls will compete with Buyer in:

                  (i) the provision of Satellite Services via C Band and/or Ku Band worldwide;

                  (ii) the maintenance and operation of Third Party C Band and/or Ku Band and/or C/Ku Band satellites; or

                  (iii) prepare to so compete by contracting with Third Parties with respect to marketing any C Band and/or Ku Band Satellite Services.

                  (b) The matters described in clauses (i), (ii) and (iii) above are collectively referred to as the "Noncompetition
Undertakings." It is expressly understood that the Noncompetition Undertakings shall exclude the following businesses and undertakings of Seller or its
Affiliates: DirecTV, Ka Band services and terrestrial wireless (including PCS) and terrestrial Internet businesses.

                  Notwithstanding anything to the contrary contained in this
Section 5.7, Seller may (A) commencing two (2) years after the earlier of the Closing Date or June 30, 1997, contract with Third Parties with respect to any C Band or Ku Band satellite construction, (B) subject to Section 5.13, lease C Band and/or Ku Band transponders for use (i) by its Tridom VSAT or AT&T Solutions businesses, Message Toll Services, direct to home or any other business of Seller or its Affiliates that require the provision of C Band or Ku Band transponder capacity as part, but not all, of a comprehensive or bundled services offering and (ii) by its aircraft-based and maritime communications services and messaging and paging businesses, and (C) sell any excess capacity to which it may then be committed, provided that Buyer will have the right of first refusal with respect to such excess capacity.

                  (c) For the period commencing on the date hereof and ending on the Closing Date, Seller will use its Best Efforts to ensure that neither Seller nor any Affiliate of Seller that Seller controls: (i) makes, offers, solicits or seeks to enter into, directly or indirectly, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant or independent contractor or otherwise with any Business Employee (other than those listed on Schedule 5.7(c) and other than public solicitations made by Seller in good faith and without a view to circumventing the provisions hereof) or (ii) enter into, directly or indirectly, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant or independent contractor or otherwise with any Business Employee; provided that, in the case of employees covered by collective bargaining agreements limiting the period during which such restrictions may be applied to 60 days, the foregoing will require only that such restrictions be put into effect during such 60-day period as Seller's Skynet divisional management believes in its good faith judgment will be most effective in retaining the maximum number of such employees in the Skynet business. As promptly as practicable following the execution and delivery of this Agreement, Seller will prepare and circulate to all of its officers a letter executed by a senior executive officer of Seller informing such officers of the foregoing provisions of this Section 5.7(c) and further informing them that it is the policy of Seller during the period prior to the Closing (i) to encourage all Business Employees (other than the persons listed on Schedule 5.7(c)) to accept the offers of employment that will be made by Buyer as of the Closing Date, as contemplated by this Agreement, (ii) not to make offers of employment or consulting arrangements to such Business Employees and not to otherwise solicit any interest in seeking such arrangements or indicate in any way that any such arrangements would be available following the Closing and (iii) directing such officers to use their best efforts to ensure that these policies are effectuated, provided that nothing contained in this Section 5.7(c) shall be construed to limit Seller's policies or practices following the Closing Date with respect to Business Employees who do not become Acquired Employees.

                  (d) From and after the Closing Date until the earlier of the second anniversary thereof or June 30, 1999, neither Seller nor any Affiliates of Seller that Seller controls will (i) make, offer, solicit or seek to enter into, directly or indirectly, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant or independent contractor or otherwise with any Acquired Employee (other than public solicitations made by Seller in good faith and without a view to circumventing the provisions hereof) or (ii) enter into, directly or indirectly, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant or independent contractor or otherwise with any Acquired Employee.

                  (e) Seller agrees that (i) Buyer will have no adequate remedy at law for a breach of the obligations set forth in this Section 5.7,
(ii) a monetary remedy for a breach of the obligations set forth in this
Section 5.7 will be inadequate, (iii) such a breach would cause Buyer irreparable harm, (iv) Buyer's right to specific performance of this Section
5.7 is essential to protect the rights and interests of Buyer and (v) in addition to any other remedies Buyer may have at law or in equity, Buyer shall be entitled to have all of the obligations of Seller set forth in this Section
5.7 specifically performed and to temporary and permanent injunctive relief without the necessity of proving actual damages or having to post a bond or other form of security. In the event of such a breach, Seller agrees that Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction may determine.

                  (f) The term "compete" as used in this Section 5.7 shall not include equity investments in Third Parties of less than 10% of the equity outstanding (on a fully-diluted basis) at the time of such investment or non-equity investments without regard to percentage.

         5.8.  AT&T Name

                  Buyer shall, for six (6) months after the Closing Date, have the right to use all references to the name AT&T on labels, signs and other printed material or matter included among the Purchased Assets and used by Buyer in connection with the Business, provided, that Buyer shall clearly identify to Third Parties after the Closing Date that the Purchased Assets and the Business are owned and operated by Buyer.

         5.9.  Additional Insurance

         If Buyer at any time purchases additional insurance covering Assumed Liabilities with respect to the transponders on Telstar 401 or Telstar 402R heretofore sold to Third Parties, Seller shall pay 50% of the premiums payable in respect thereof, not to exceed at any time a sum that would have had a net present value as of the Closing Date, discounted back to the Closing Date using a discount rate of 14% per annum, equal to Two Million Dollars ($2,000,000).

         5.10.  Efforts to Satisfy Certain Closing Conditions

         (a) Buyer and Seller shall use their Best Efforts to effect the Closing of the transactions contemplated by this Agreement by no later than January 31, 1997.

         (b) Buyer shall, as soon as practicable after the execution and delivery of this Agreement, commence and pursue in good faith to secure or complete, as appropriate, the various searches, surveys, amendments and other matters referred to in Section 8.2(c) and shall inform Seller (promptly upon their becoming known to Buyer) of all impediments to the satisfaction of the conditions set forth in Section 8.2(c).

         5.11.  Financial Statements

         Seller shall prepare, and retain Coopers & Lybrand to audit, balance sheets for the Business as at December 31, 1994, December 31, 1995 and December 31, 1996, together with statements of operations and cash flows and notes thereto in accordance with Article 3-05 of Regulation S-X of the SEC for the periods then ended. Seller shall cause Coopers & Lybrand promptly to provide to Buyer such information (including copies of all workpapers) related to such balance sheets and statements as may be reasonably requested by Buyer. Buyer shall use its Best Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to assist and otherwise cause Coopers & Lybrand to complete the audit of the financial statements as promptly as reasonably practicable, but in no event later than sixty (60) days after the Closing Date. Buyer shall pay the fees and expenses for auditing the financial statements. If the Closing Date is a date after March 31, 1997, Seller shall provide as promptly as reasonably practicable, but in no event later than sixty (60) days after the Closing Date, quarterly unaudited financial statements relating to the Business and covering the most recent quarterly period ending prior to the Closing Date and for the corresponding period in the prior year.

         5.12.  Transitional Services; Nonassignable Licenses

         (a) For one year following the Closing Date, Seller will provide or cause to be provided to Buyer with respect to the Business the operational and administrative support services that are being provided to the Business by Seller and its Affiliates on the date hereof. Such services will be provided on the same basis as such services are being provided by Seller to the Business on the date hereof, on a basis consistent with the Projections. Buyer will use its Best Efforts to reduce or eliminate its need for Seller to provide such services as soon as is reasonably practicable. Buyer may terminate any such service upon 30 days' prior written notice.

         (b) Notwithstanding anything to the contrary contained in Section 5.12, it is understood and agreed that, following the Closing, the Acquired Employees currently located at Seller's Bedminster, NJ and Holmdel, NJ facilities will require immediate relocation. Seller and Buyer will confer prior to the Closing to determine whether Seller has reasonably available suitable office space in the same vicinity as such facilities. If a mutually agreeable facility of Seller is found, the parties will negotiate in good faith a lease agreement whose term will commence on the Closing Date, and which will continue for a period of one year, subject to early termination on thirty (30) days' prior written notice, at rental rates substantially similar to rents for comparable properties in such vicinity, and otherwise containing terms and conditions customary in leases of this kind entered into between unrelated third parties. If no such facility is found, Seller and Buyer will cooperate with each other to locate suitable space available for lease from a third party and, at Buyer's expense, Seller will use its commercially reasonable efforts to provide interim space in Seller's facilities until such space is available.

         (c) Seller shall use its Best Efforts to allow Buyer to practice the technology under the Nonassignable IP Licenses and to negotiate licenses for Buyer thereunder under terms no less favorable to Buyer than the existing licenses' terms are to Seller.

         5.13.  Preferred Supplier Relationship

         Seller and Buyer acknowledge that a portion of the Business has been and a significant portion of the Business is proposed to be devoted to providing services to other businesses of AT&T, and that this business relationship is intended to continue following the Closing pursuant to the Operating Agreements, as contemplated in Section 5.5, which Seller represents and warrants have been prepared in such a manner as to memorialize such prior business relationships, including the prices thereof, in a manner consistent with the projections (the "Projections") heretofore furnished by Seller to Buyer. Buyer agrees that it will keep Seller reasonably informed from time to time of its current and proposed Satellite Services offerings, capacities and capabilities. Seller further agrees that, for a period of five years after the Closing Date in the event that it or any Affiliate that it controls requires or anticipates that it will require additional C and/or Ku band satellite services of the kind at the time provided or proposed to be provided by Buyer, it will so inform Buyer and, if Buyer is prepared to provide in a timely fashion some or all of such C and/or Ku band services Seller requires at the requisite levels of service quality on terms and conditions (including, without limitation, pricing terms) substantially similar to those generally available from other service providers, Seller will contract to purchase such services on such terms. The scope of this covenant will apply, without limitation, to Alascom, Inc. (d/b/a AT&T Alascom), and AT&T Solutions, but will not be construed to conflict with contractual obligations of Seller or its Affiliates in effect on the date hereof, all of which Seller will identify to Buyer on or before September 30, 1996.

                  5.14.  Proprietary Information

                   (a) Seller will not assign or license the Joint Patents to any other Person after the date hereof.

                   (b) Seller will grant licenses under the Joint Patents on the same terms granted herein to any Person that purchases all or substantially all of the Business from Buyer and its Affiliates.

                   (c) All licenses granted by Seller to Buyer hereunder as of or after the Closing Date shall be deemed to extend upon the same terms and subject to the same conditions to all current and future Affiliates of Buyer that engage in all or any part of the Business. To the extent the foregoing is ineffective to extend the benefits of any such license to any such Affiliate, Seller will separately license the subject matter of such license, without unreasonable delay, to the affected Affiliate of Buyer on the same terms and subject to the same conditions as the licenses granted by Seller to Buyer hereunder.

6.  Confidential Nature of Information

         Buyer agrees that the Confidentiality Agreement between Buyer and Seller dated May 14, 1996 shall apply to (a) all documents, materials and other information that it shall have obtained regarding Seller or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that said Confidentiality Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter.

7.  Closing

         At the Closing, the following transactions shall take place:

         7.1.  Documents to be Delivered by Seller

         On the Closing Date, Seller shall deliver, or execute and deliver, the following documents and agreements to Buyer:

                  (a)  amendments to the Operating Agreements pursuant to
Section 5.5;

                  (b) a Bill of Sale in substantially the form set forth as Exhibit E with respect to the Purchased Assets;

                  (c) a grant deed substantially in the form attached hereto as Exhibit F, duly executed and acknowledged so as to convey to Buyer insurable title to the Satellite Control Facility located in Three Peaks, California, subject to the Permitted Realty Encumbrances;

                  (d) a special warranty deed substantially in the form attached hereto as Exhibit G, duly executed and acknowledged so as to convey to Buyer insurable title to the Satellite Control Facility located in Hawley, Pennsylvania, subject to the Permitted Realty Encumbrances;

                  (e) any and all title affidavits and indemnities customarily delivered by a purchaser or seller, as the case may reasonably be, required by the Title Insurance Company (including, without limitation, an indemnity in favor of the Title Insurance Company, Buyer, their respective successors and assigns and any subsequent owner of the Satellite Control Facility located in Hawley, Pennsylvania in form and substance satisfactory to the Title Insurance Company and Buyer that will remove as an exception from the Title Policy that certain Contract, dated March 15, 1974 and recorded April 15, 1974 in the Office of Recorder and Prothonotary, Pike County, Pennsylvania in Volume 430 at Page 281 and Seller shall indemnify and hold all of the foregoing parties harmless from any loss or damage to any of the foregoing parties) to issue a title insurance policy or title insurance policies or marked commitments irrevocably obligating the Title Insurance Company to issue title policies in the amount of the Purchase Price allocated to the Satellite Control Facilities, in form reasonably acceptable to Buyer, subject to the Permitted Realty Encumbrances, together with all title insurance endorsements reasonably requested by Buyer, including zoning endorsements where available (the "Title Policies");

                  (f) all consents, waivers or approvals theretofore obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

                  (g) an opinion or opinions of Counsel for Seller dated the Closing Date with respect to the matters described in Sections 3.1, 3.2, 3.3 and 3.9 in a form and subject to such exceptions as are customary for transactions similar to those contemplated hereby, which form shall be reasonably acceptable to Buyer;

                  (h) a certificate of an appropriate officer of Seller, dated the Closing Date, certifying, to the best of his or her knowledge the fulfillment of the conditions set forth in Sections 8.2(a) and (b); and

                  (i) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer and to put Buyer in actual possession or control of the Purchased Assets.

         7.2.  Documents to be Delivered by Buyer

         On the Closing Date, Buyer shall deliver, or execute and deliver, the following funds, documents and agreements to Seller:

                  (a)  the Purchase Price as provided in Section 2.4;

                  (b)  amendments to the Operating Agreements pursuant to
Section 5.5;

                  (c)  the Assignment and Assumption Agreement;

                  (d) an opinion or opinions of Counsel for Buyer dated the Closing Date with respect to the matters described in Sections 4.1, 4.2 and 4.3 in a form and subject to such exceptions as are customary for transactions similar to those contemplated hereby, which form shall be reasonably acceptable to Seller;

                  (e) a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying to the best of his or her knowledge the fulfillment of the conditions set forth in Sections 8.3(a), (b), and (c); and

                  (f) all such other documents and instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer of the Assumed Liabilities.

         7.3.  Contemporaneous Effectiveness

         All acts and deliveries prescribed by this Section 7.1 and 7.2, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

8.  Conditions Precedent to Closing

         8.1.  General Conditions

         The respective obligations of Buyer and Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                  (a) Legal Proceedings. No order of any court or administrative agency shall have been in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding that has a substantial chance of success on its merits initiated by any bona fide Third Party shall have been pending or threatened that would enjoin, restrain, condition or prohibit consummation of this Agreement.

                  (b) HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

                  (c) Communications Act and FCC Rules. All consents and approvals required for transfer of the FCC Licenses under the Communications Act and FCC rules shall have been obtained.

         8.2.  Conditions Precedent to Buyer's Obligations

         The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by
Buyer:

                  (a) Representations and Warranties of Seller True at Closing. The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall have been true and correct in all material respects when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the date specified.

                  (b) Performance by Seller. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  (c) Real Estate. With respect to the Satellite Control Facilities, Seller shall have delivered or caused to be delivered to Buyer, or Buyer shall have otherwise received (and in the case of (i), (ii) and (iii) below, at Buyer's initiation and expense), the following documents and instruments, which shall be current as of the Closing Date:

                  (i) searches of UCC and Tax records reasonably satisfactory to Buyer;

                  (ii) the Title Policies;

                  (iii) surveys performed in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" and otherwise reasonably satisfactory to Buyer;

                  (iv) such other evidence (including consents and amendments to related instruments and agreements, duly executed and delivered by all relevant parties) as Buyer shall reasonably require in order to confirm that (A) the Satellite Control Facilities are: (x) legally subdivided and in compliance with all applicable zoning regulations and not subject to any pending or threatened rezoning or condemnation or similar proceedings, (y) assessed as one or more separate tax lots and not (wholly or partially) within a tax lot that includes property that is not part of the Satellite Control Facilities, and (z) not subject to any other matter or exception other than the Permitted Realty

         Encumbrances, (B) the right of first refusal held by Marin
	 Municipal Water District pursuant to Section 2.02 of that certain Agreement of Purchase and Sale, dated January 24, 1979 by and between American Telephone and Telegraph Company and said Water District (the "Three Peaks Agreement") shall not interfere with Buyer's continued use of the Satellite Control Facility located in Three Peaks, California in connection with the conduct of the Business; and (C) Buyer shall be entitled to any and all existing right, title and interest of Seller (formerly known as American Telephone and Telegraph Company), under the Three Peaks Agreement; and

                  (v) with reference to that certain access easement relating to the Satellite Control Facility located in Three Peaks, California, as more particularly described in that certain Easement Agreement dated January 22, 1974, and recorded on January 25, 1974 in the Office of Records of Marin County, California in Book 2759 at Page 544, Seller shall have caused such access easement to be widened, sufficient to provide access to such Satellite Control Facility to permit the owner of such Satellite Control Facility to complete its budgeted construction projects and perform its obligations under the Contracts; provided that such widening shall have been effectuated
	 (A) either through a condemnation proceeding or through an amendment or restatement of said Easement Agreement in recordable form (in either case, having obtained Buyer's prior approval, which approval shall not be unreasonably withheld, as to the form and substance of all documents to be executed and actions to be carried out in furtherance of such widening) and (B) in a manner satisfactory to the Title Insurance Company to issue a satisfactory access easement endorsement to Buyer.

                  (d) Office Facilities. Reasonably satisfactory office facilities shall have been made available to Buyer upon reasonable terms and conditions for occupancy by the Acquired Employees following the Closing Date.

                  (e) Environmental Matter. Seller shall either (i) have received closure approval to Buyer from the Pennsylvania Department of Environmental Protection with respect to the underground storage tanks located at the Hawley, Pennsylvania Satellite Control Facility or (ii) have removed said underground storage tanks (and shall have restored all portions of said Satellite Control Facility disrupted in connection therewith) in accordance with all applicable Environmental Laws.

         8.3.  Conditions Precedent to Seller's Obligations

         The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Seller:

                  (a) Representations and Warranties of Buyer True at Closing. The representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall have been true in all material respects when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

                  (b) Performance by Buyer. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

9.  Status of Agreement

         The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

         9.1.  Effect of Breach

         In the event that Buyer or Seller elects to not proceed with the Closing of this Agreement because the conditions to Closing specified in
Section 8.1, 8.2(a) or 8.3(a) are not satisfied, such election not to proceed shall be the sole remedy for such breach.

         9.2.  Survival of Representations and Warranties

         The representations and warranties of Buyer and Seller contained in this Agreement shall be deemed represented and made by Buyer and Seller at the Closing as if made at such time and shall survive until the close of business on March 31, 1998. Neither Seller nor Buyer shall have any liability whatsoever with respect to any such representations or warranties after the survival period for such representation or warranty expires, except for claims then pending or theretofore asserted in writing by any party in accordance with the terms and conditions of this Agreement.

         9.3.  General Agreement to Indemnify

                  (a) Each party shall indemnify, defend and hold harmless the other party hereto and any director, officer or Affiliate of the other party (each an "Indemnified Party") from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney's fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending, the foregoing) (collectively, "Losses") incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) the failure of any representation or warranty of such party contained in this Agreement to have been true in all material respects when made and as of the Closing Date or (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement to the extent not waived by the other party.

                  (b) Buyer further agrees to indemnify and hold harmless Seller with respect to: (i) any failure of Buyer to discharge any of the Assumed Liabilities whether known or unknown, accrued or contingent, or now or subsequently incurred; (ii) any liability arising out of the operation of the Business after the Closing Date; and (iii) any claim, demand or liability for its portion of the Transfer Taxes referred to in Section 2.11, including interest and penalties thereon.

                  (c) Seller further agrees to indemnify and hold harmless Buyer from and against any Losses incurred by Buyer arising out of, resulting from, or relating to: (i) the Excluded Liabilities; (ii) any termination, salary continuation or severance pay or benefits payable by Seller to any Business Employee by reason of such Business Employee's termination of employment by Seller on or before the Closing Date; and (iii) any claim, demand or liability for its portion of the Transfer Taxes referred to in
Section 2.11, including interest and penalties thereon.

                  (d) Amounts payable in respect of the parties' indemnification obligations shall be treated as an adjustment to the Purchase Price. Buyer and Seller agree to cooperate in the preparation of a supplemental Asset Acquisition Statement as required by Section 5.3 and Treasury Reg. (beta) 1.1060-1T(f) and (h)(2)(ii) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence. Whether or not the Indemnifying Party (as defined below) chooses to defend or prosecute any Third-Party Claim, Infringement Claim or Environmental Claim, both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

                  (e) The amount of the Indemnifying Party's liability under this Agreement shall be determined taking into account any applicable insurance proceeds actually received by, and other savings that actually reduce the overall impact of the Losses upon, the Indemnified Party. The indemnification obligations of each party hereto under this Article 9 shall inure to the benefit of the directors, officers and Affiliates of the other party hereto on the same terms as are applicable to such other party.

                  (f) Seller's liability for claims made under Section 9.3(a)(i), 9.5 and 9.6 shall be subject to the following limitations: (i) Seller shall have no liability for such claims until the aggregate amount of the Losses, Infringement Claims, Remedial Actions and Environmental Claims incurred shall exceed $100,000, in which case Seller shall be liable only for the portion thereof exceeding $100,000, and (ii) Seller's aggregate liability for all such claims shall not exceed Sixty Million Dollars ($60,000,000).

                  (g) Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for punitive damages arising out of this Agreement or any damages constituting lost profits, lost revenues, or opportunities foregone (by whatever name), except to the extent such damages constitute direct, proximate damages. Nothing contained in this Agreement shall be construed to waive or limit remedies provided at law or in equity for knowing and willful misrepresentation. Both parties shall mitigate their damages.

         9.4.  General Procedures for Indemnification

                  (a) The procedures set forth in this Section 9.4 shall apply generally to indemnification sought pursuant to this Article 9; provided, however, that claims for indemnification for alleged breaches of Section 3.15 (Proprietary Information) shall be governed by Section 9.5 (Procedures for Intellectual Property Indemnification) and for alleged breaches of Section
3.13 (Environmental Matters) by Section 9.6.3 (Procedures for Environmental Indemnification).

                  (b) The Indemnified Party seeking indemnification under this Agreement shall promptly notify the party against whom indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a Third Party in respect of which indemnity may be sought hereunder (a "Third-Party Claim"), to assume the defense and control the settlement of such Third-Party Claim.

                  (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement.

                  (d) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment relates solely to monetary damages. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other nonmonetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which Seller has not assumed the defense pursuant to this Section
9.4 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         9.5.  Procedures for Intellectual Property Indemnification

         Seller shall indemnify and hold harmless Buyer from any and all claims and actions based on infringement, to the extent arising out of the Business, of any Third Party intellectual property rights, including any service mark, patent, trademark, trade name, trademark or trade name registration, copyright registration, trade secrets or know-how, to the extent they occur before or are based on acts or occurrences before the Closing Date. Buyer and Seller agree that in the event a claim for indemnification is made by Buyer under this Section 9.5, in lieu of the procedures set forth in
Section 9.4, the following procedures shall apply:

                  (a) Buyer shall promptly notify Seller of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought under this Section 9.5 (an "Infringement Claim") and give Seller such information with respect thereto as Seller may reasonably request, but failure to give such notice shall not relieve Seller of any liability hereunder (except to the extent

Seller has suffered actual prejudice by such failure). Seller shall have the right, but not the obligation, exercisable by written notice to Buyer within thirty (30) days of receipt of notice from Buyer of an Infringement Claim to assume the defense and, subject to the other provisions of this Section 9.5, control the settlement of such Infringement Claim.

                  (b) Buyer shall have the right to participate in (but not control), at its own expense, the defense of any Infringement Claim that Seller is defending as provided in this Agreement. Buyer shall cooperate with Seller in a reasonable way to facilitate the settlement or defense of such Claim, and shall not acknowledge the validity of any alleged Infringement Claim or of any patent, copyright or mask work of any Third Party, or otherwise make statements that could reasonably be expected to have the effect of hampering or undermining Seller's defense or settlement of the Infringement Claim. In the event a question arises concerning a matter subject to this Section 9.5, Seller shall, after the Closing Date, be entitled to reasonable discovery in order to ascertain relevant facts, including reasonable access to the Satellite Control Facilities, to Buyer's records and to Buyer's employees with relevant knowledge.

                  (c) Seller, if it shall have assumed the defense of any Infringement Claim as provided in this Section 9.5, shall not consent to the settlement of, or the entry of any judgment arising from, any such Infringement Claim without Buyer's prior written consent (which consent shall not be unreasonably withheld), unless such settlement or judgment relates solely to monetary damages or the payment of a royalty or other compensation, whether retroactive and/or prospective, for the use of Proprietary Information. Seller shall not, without Buyer's prior written consent, enter into any compromise or settlement that (i) commits Buyer to take, or forebear to take, any action, other than the payment of a royalty or other compensation for the use of Proprietary Information or (ii) does not obtain for Buyer the right to continued use of the allegedly infringing Proprietary Information unless Seller has (y) procured for Buyer the right to continue using such Proprietary Information or
(z) provided instructions to replace or modify the same so that it is not subject to such Infringement Claim and is functionally equivalent.

         9.6.  Environmental Matters.

         Scope. Except as otherwise expressly provided in this Agreement, this
Section 9.6 contains the complete and entire agreement among Buyer and Seller regarding the responsibilities, liabilities, rights and remedies of Buyer and Seller for any loss, damage, cost or other liability or expense, however defined, resulting from any Environmental Matters relating to or affecting the Business and Assets, and the sole and complete indemnities made by Buyer and Seller with respect to any Environmental Matters. Any disputes arising under this Section 9.6 shall be resolved in accordance with the provisions concerning resolution of disputes in Section 9.7 hereof.

                  9.6.1.  Seller's Responsibilities

                      (a) From and after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer and its officers and directors from and against any and all suits, claims, including third party claims, damages, judgments, penalties, fines, costs (including attorneys' and consultants' fees), and liabilities, including but not limited to, liabilities for injuries to or death of any person and liabilities for damaged to or loss of property caused by contamination to air, soil or groundwater to the extent resulting from, caused by, arising out of or in any way attributable to:

                               (i)        any material breach or untruth of
                                          the environmental representations
                                          and warranties contained in Section
                                          3.13;

                               (ii) any Environmental Conditions on, in or under the Satellite Control Facilities that exist on or before the Closing Date;

                               (iii)      the offsite disposal, recycling,
					  reclamation, incineration,
					  arrangement of transportation,
					  dumping or spilling by Seller in the
					  operation of the Business of any
					  Hazardous Materials or Wastes that
					  occur on or before the Closing Date;
					  and

                               (iv)       any violation by Seller in the
					  operation of the Business of
					  Environmental Law that occurs on or
					  before the Closing Date.

                                        The entitlement to indemnification
                               under (i), (ii) and (iv) above shall be
                               conditioned on claims being made or notice of Environmental Conditions or of violation of Environmental Law being provided to Seller prior to March 31,

                               1998, provided, however, that the Buyer's right to be indemnified and the Sellers obligation to indemnify shall not be barred on the basis that the amount of the claim, or the extent or nature of the Environmental Conditions or violation of Environmental Law have not been fully ascertained, judicially determined or liquidated on or before the expiration of the aforesaid period, so long as a claim or notice of Environmental Conditions or violation of Environmental Law has been identified and asserted on or before such expiration.

                      (b) Seller shall, upon reasonable request, provide access at reasonable times and under reasonable circumstances to permit Buyer to conduct an environmental assessment of the Satellite Control Facilities prior to the Closing Date. Seller further agrees to supply any necessary water, power, utility location markings, and access reasonably needed for the on-site work required for the assessment.

                  9.6.2.  Buyer's Responsibilities

                      (a) From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its officers and directors from and against any and all suits, claims, including third party claims, damages, judgments, penalties, fines, costs (including attorneys' and consultants' fees), and liabilities, including but not limited to, liabilities for injuries to or death of any person and liabilities for damage to or loss of property caused by contamination to air, soil or groundwater to the extent resulting from, caused by, arising out of or in any way attributable to:

                               (i) any Environmental Conditions on, in or under the Satellite Control Facilities that are caused, exacerbated or made worse by Buyer on or after the Closing Date;

                               (ii)       the offsite disposal, recycling,
					  reclamation, incineration,
					  arrangement of transportation,
					  dumping or spilling by Buyer in the
					  operation of the Business of any
					  Hazardous Materials or Wastes that
					  occur on or after the Closing Date;
					  and

                               (iii)      any violation by Buyer in the
					  operation of the Business of
					  Environmental Law that occurs on or
					  after the Closing Date.

                      (b) Buyer shall have the right, but not the obligation, to perform an environmental assessment of the Satellite Control Facilities prior to the Closing Date. Buyer shall pay for its assessment and for all associated sampling and analytical work. Buyer shall notify Seller as far in advance as possible but at least three (3) Business Days prior to any sample collection and shall permit Seller to observe sample collection and obtain split samples. At Seller's request, Buyer shall present to Seller results of Buyer's assessment. Buyer shall obtain advance approval from Seller for any drilling or excavation, which approval shall not be unreasonably withheld, and shall indemnify and hold harmless Seller for any loss, damage or liability arising from the conduct of Buyer's environmental assessment. Buyer shall be responsible for obtaining any notices, permits or authorizations required by law for the conduct of Buyer's environmental assessment.

                  9.6.3.  Procedures for Environmental Indemnification

                        Buyer and Seller agree that in the event a claim for indemnification is made under this Section 9.6, in lieu of the procedures set forth in Section 9.4, the following procedures shall apply:

                        (a) The party seeking indemnification for a claim ("Environmental Claim") subject to this
                                 Section 9.6 shall, within thirty (30) days of any claim, suit, action, proceeding which it becomes aware that may be brought against the Indemnifying Party, notify the Indemnifying Party of the assertion of any Environmental Claim in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party has been damaged by such failure. The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty
                                 (30) days
                                 of receipt of notice from the Indemnified
                                 Party of the Environmental Claim to assume the defense of the Environmental Claim; provided however, that if any action is required prior to the expiration of the Indemnifying Party's 30-day response period in order to preserve the rights of the Indemnified Party, the Indemnified Party shall so notify the Indemnifying Party and the Indemnified Party may assume the defense of the Environmental Claim until the Indemnifying Party responds, unless the Indemnifying Party provides written notice that it will timely perform such required action. The Indemnifying Party shall reimburse the Indemnified Party for its reasonable costs in assuming the defense of the Environmental Claim until the Indemnifying Party responds pursuant to the terms herein.

                        (b) The Indemnifying Party shall have authority and control over litigation or investigations (whether initiated voluntarily or by regulatory authorities) relating to matters on which the Indemnifying Party agrees, in writing, to defend and fully indemnify the Indemnified Party, and for the methodology, extent and implementation of any cleanup or remedial actions for which it has responsibility. The Indemnifying Party shall exercise such authority and control ("Management") in a reasonable manner and in compliance with all applicable Environmental Laws. The Indemnified Party may participate in, but not control, the settlement or defense of an Environmental Claim through counsel chosen by the Indemnified Party, provided that the Indemnified Party assumes the fees and expenses of such counsel. The Indemnified Party shall have the right, but not the obligation, to control the litigation or investigation of matters on which the Indemnifying Party agrees to defend, but not fully indemnify, the Indemnified Party until such time that the Indemnifying Party agrees, in writing, to fully indemnify the Indemnified Party.

                        (c) The Indemnifying Party shall inform the Indemnified Party at least quarterly of action taken in furtherance of such investigations, cleanups or Remedial Actions since the previous update and actions anticipated prior to the next update. The purpose of such updates shall be to attempt to reach consensus as to the best means of Management. All consultant proposals, reports, conclusions or data shall be submitted promptly to the Indemnified Party upon the Indemnifying Party's receipt thereof. Any submissions by the Indemnifying Party to environmental regulatory agencies shall be submitted to the Indemnified Party for review prior to submission to such agency. The Indemnified Party recognizes that the communications required by this Section 9.6.3(c) are in anticipation of litigation and Indemnified Party shall maintain the confidentiality and privileged status of all such communications. The Indemnified Party shall bear all of its own costs of such communications, including any costs of attorneys or contractors.

                                          Should the Indemnified Party suggest
				 an alternative means of Management
				 ("Alternative") and provide sound business reasons why the Alternative should be implemented in lieu of the Indemnifying Party's proposed course of action, the Indemnifying Party agrees to implement the Alternative, provided that the Alternative is technically sound, does not increase significantly the cost, exposure or other burden to the Indemnifying Party (provided that if the Alternative would do so, the Alternative shall be implemented only if the Indemnified Party agrees to bear all such additional cost, exposure or other burden), and is in compliance with all applicable Environmental Laws.

                        (d) If a Remedial Action or other action proposed to be taken by the Indemnifying Party in settlement of the Environmental Claim would materially and adversely affect the Indemnified Party's operation of the Business, including any material impairment in its relationships with customers, suppliers or the general public, such action shall not be taken without the Indemnified Party's written consent, which consent shall not be unreasonably withheld.
				 Notwithstanding any other provision of this Agreement, the Indemnifying Party agrees to compensate the Indemnified Party for any and all damages or Losses resulting from the Remedial Action's affect on the Indemnified Party's operation of the Business.

                        (e) The Indemnifying Party shall not compromise or settle any Environmental Claim unless such compromise or settlement provides only for the payment of money, provides a complete release of the Indemnified Party, and does not materially and adversely affect the Indemnified Party's operation of the Business without the Indemnified Party's written consent, which consent shall not be unreasonably withheld.

                        (f) the Indemnified Party shall cooperate with the Indemnifying Party in connection with defending, remedying, compromising or settling an Environmental Claim, which cooperation shall include, but not be limited to:

                                 (i)        furnishing such nonprivileged
					    records, information and
					    testimony, and attending such
					    conferences, discovery
					    proceedings, hearings, trials and
					    appeals, as may be reasonably
					    requested by the Indemnifying
					    Party;

                                 (ii)       providing reasonable access upon
					    prior written notice to any
					    property if such access is
					    necessary to perform Remedial
					    Action; provided, however, that
					    such access does not materially
					    and adversely affect the operation
					    of the Business;

                                 (iii)      providing any and all reasonable
					    assistance in securing any
					    required permits or approvals
					    (including, without limitation, by
					    holding in its name any such
					    permit where necessary or
					    appropriate) in order to perform
					    any Remedial Action; and

                                 (iv) providing such decisions, comments or information as may reasonably be requested by the Indemnifying Party to avoid delay in the performance of the Remedial Action and in otherwise managing, settling or defending any
					    Environmental Claim.

         9.7.  Arbitration; Choice of Law

                  (a) Any dispute, controversy or claim, whether based on contract, tort, statute or other legal theory (including, but not limited to, any claim of fraud or misrepresentation), arising out of or related to this Agreement, or any subsequent agreement between the parties, shall be resolved by arbitration pursuant to this Section 9.7 and the then-current Commercial Rules and supervision of the American Arbitration Association. The duty to arbitrate shall extend to any officer, employee, shareholder, principal, agent, trustee in bankruptcy or otherwise, affiliate, subsidiary, third-party beneficiary or guarantor, of a party hereto making or defending any claim which would otherwise be arbitrable hereunder.

                  (b) Prior to demanding arbitration, the parties shall first in good faith consult among appropriate officers of Buyer and Seller, which shall begin promptly after one party has delivered to the other a written request for consultation. At any time thereafter, either party may request in writing that the dispute be referred to appropriate Senior Executives of Buyer and Seller. Within 10 Business Days after such request, the Senior Executives (and not their designees) shall meet and attempt in good faith to resolve the dispute.

                  (c) Neither party shall file a demand for arbitration until thirty (30) Business Days after a request is made for Senior Executive meetings as provided for in Section 9.7(b).

                  (d) The arbitration shall be held in the headquarters city of the party not initiating the claim before a single arbitrator who is knowledgeable in the subject matter of the dispute. The arbitrator's decisions and award shall be issued within thirty (30) Business Days from the hearing of final arguments of the parties. The decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages, or any damages excluded by, or in excess of any damage limitations expressed in, this Agreement or any subsequent agreement between the parties.

                  (e) In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief.

                  (f) Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects of this Agreement shall be interpreted in accordance with, and the arbitrator shall apply and be bound to follow the substantive laws of, the State of New York. Each party shall bear its own attorneys' fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association.

                  (g) The parties agree not to submit a dispute subject to this Section 9.7 to any federal, state, local or foreign court or arbitration association except as may be necessary to enforce the arbitration procedures of this Section 9.7, or to enforce the award of the arbitrator. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorneys' fees which are reasonably incurred by the other party.

                  (h) The arbitrator may order the parties to exchange copies of non-rebuttal exhibits and copies of witness lists in advance of the arbitration hearing. However, the arbitrator shall have no other power to order discovery or depositions unless and then only to the extent that all parties otherwise agree in writing.

                  (i) Neither a party, witness or the arbitrator may disclose the contents or results of any arbitration hereunder without prior written consent of all parties, unless and then only to the extent required to enforce or challenge the award, as required by law, or as necessary for financial and tax reports and audits.

                  (j) Notwithstanding anything to the contrary in this Section 9.7, in the event of alleged violation of a party's intellectual property rights (including, but not limited to, unauthorized disclosure of confidential information), that party may seek temporary injunctive relief from any court of competent jurisdiction pending appointment of an arbitrator. The party requesting such relief shall simultaneously file a demand for arbitration of the dispute, and shall request the American Arbitration Association to proceed under its rules for expedited hearing. In no event shall any such temporary injunctive relief continue for more than 30 days.

                  (k) If any part of this Section 9.7 is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate hereunder or any other part of this Section 9.7.

10.  Miscellaneous Provisions

         10.1.  Notices

         All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) sent by Federal Express or other express carrier, fee prepaid, (ii) sent via facsimile with receipt confirmed, or (iii) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                      (a)             If to Seller, to:

                                      AT&T Corp.  Skynet Satellite Services
                                      900 Route 202/206N
                                      Bedminster, NJ 07921-0752
                                      Attn:  Mary Jane McKeever

                                      With a copy to:

                                      AT&T Corp.
                                      295 Maple Avenue
                                      Basking Ridge, NJ 07920-1002
                                      Attn:  Mufit J. Cinali




                      (b)             If to Buyer, to:

                                      Loral Space & Communications Ltd.
                                      600 Third Avenue
                                      New York, NY 10016
                                      Attn:  Eric J. Zahler, Esq.,
                                               General Counsel




                                      With a copy to:

                                      Willkie Farr & Gallagher
                                      One Citicorp Center
                                      153 East 53rd Street
                                      New York, NY 10022
                                      Attn:  Bruce R. Kraus, Esq.




         10.2.  Expenses

         Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated; provided, however, that each party shall bear one-half of the fee required in connection with any filings under the HSR Act.

         10.3.  Entire Agreement; Modification

         The agreement of the parties, which is comprised of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

         10.4.  Assignment; Binding Effect; Severability

         Except as provided herein, this Agreement may not be assigned by either party hereto without the other party's written consent. Notwithstanding the foregoing, Buyer may assign the rights to acquire all or any portion of the Purchased Assets to one or more Affiliates of Buyer on or prior to the Closing Date. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use Best Efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

         10.5.  Governing Law

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

         10.6.  Execution in Counterparts

         This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto were on one instrument.

         10.7.  Public Announcement

         Neither Seller nor Buyer shall, without the prior written approval of the other party, make any press release or other public announcement concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to (a) implement the provisions of this Agreement or (b) comply with accounting, Securities and Exchange Commission, Federal Communications Commission, and stock exchange disclosure obligations.

         10.8.  No Third-Party Beneficiaries

         Except as expressly provided in Section 5.4(f)(ii)(E), nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement under any benefit plan, policy or procedure maintained by Seller or Buyer, except as expressly provided in such benefit plan, policy or procedure. No third party shall have any rights under Section 502, 503 or 504 of ERISA or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement. No third party shall have any right, independent of any right that exist irrespective of this Agreement, under or granted by this Agreement, to bring, any suit at law or equity for any matter governed by or subject to the provisions of this Agreement. Nothing herein expressed or implied by this Agreement shall confer upon any Acquired Employee any right to employment by Buyer or any of its Affiliates for a specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

11.  Termination and Waiver

         11.1.  Termination

         This Agreement may be terminated at any time prior to the Closing Date by:

                  (a)  The mutual written consent of Buyer and Seller;

                  (b) Buyer or Seller if there shall be in effect a nonappealable order of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby;

                  (c) Seller, if the Closing shall not have occurred on or before March 31, 1997, by providing Buyer with a written notice on or before April 10, 1997 of Seller's intention to terminate this Agreement five Business Days after Buyer's receipt of such notice (the fifth Business Day after such receipt, the "Termination Date"), provided Buyer shall have the right to extend such Termination Date (an "Extension") until June 30, 1997 by written notice delivered on or before the Termination Date.

         11.2.  Effect of Termination

                  (a) In the event of the termination of this Agreement, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except as provided in Article 6 and Sections 10.2, 10.7, 11.1(c) and 11.2(b).

                  (b) If, following an Extension, the Closing shall not have occurred on or prior to June 30, 1997, Buyer will pay Seller $30,000,000 on or before July 7, 1997. Such amount shall be unconditionally payable on such date regardless of whether Buyer has defenses to Seller's claim therefor or claims against Seller arising out of this Agreement or the transactions contemplated hereby, provided that such payment shall not prejudice the later assertion of any such defenses or claims.

                   (c) If, following an Extension, the Closing has not occurred on or before June 30, 1997, and Seller certifies in writing on or prior to July 7, 1997 that it has no present intention of selling or seeking to sell the Business to any Person within the next 12 months, Buyer will pay Seller an additional $10,000,000 within five Business Days of its receipt of such certification, provided that Seller will refund such amount to Buyer promptly, with interest at 7% per annum, in the event that it sells or enters into any bona fide, definitive agreement to sell the Business on or before June 30, 1998. If Seller does not make such a certification, Seller will use all reasonable efforts to sell the Business as promptly as practicable on commercially reasonable terms, and if Seller has not sold or entered into bona fide, definitive agreement to sell the Business on or before June 30, 1998, Buyer will pay Seller $10,000,000.

                  (d) If, on or before the first anniversary of the Termination Date, Seller sells, or enters into a bona fide, definitive agreement to sell, the Business to a Third Party, Seller will pay Buyer 50% of any Resale Profit Amount, up to a maximum payment of $50,000,000 and, if, but only if, Buyer shall have extended the Termination Date, Buyer will pay Seller 50% of any Resale Loss Amount, up to a maximum payment of $20,000,000.

         11.3.  Waiver of Agreement

                  Any term or condition hereof may be waived at any time prior to the Closing Date by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee, whether before or after the action of such party; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         11.4.  Amendment of Agreement

                  This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the parties hereto taken by their Boards of Directors or by their duly authorized officers or employees, whether before or after such party's action; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.

                  IN WITNESS WHEREOF, each of Seller and Buyer has caused this Agreement to be duly executed on its behalf by one of its duly authorized officers as of the date first written above.


                      AT&T CORP.

                      By: /s/ Robert M. Aquilina

                      Name: Robert M. Aquilina

                      Title:



                      LORAL SPACE & COMMUNICATIONS LTD.

                      By: /s/ Michael B. Targoff

                      Name:  Michael B. Targoff

                      Title: President and Chief
                             Operating Officer